SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐     Preliminary Proxy Statement
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
IRVINE SENSORS CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 31, 2009
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO:
PROPOSAL THREE:
PROPOSAL FOUR:
PROPOSAL FIVE:
OTHER MATTERS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
Appendix A
Appendix B
Appendix C

IRVINE SENSORS CORPORATION
3001 Red Hill Avenue
Costa Mesa, California 92626

March 17, 2009

To the Stockholders of Irvine Sensors Corporation:

We cordially invite you to attend the 2009 Annual Meeting of Stockholders of Irvine Sensors Corporation, which will be held at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, on March 31, 2009 at 1:00 P.M., Pacific Time. The formal meeting notice, proxy statement, proxy card and copies of our Annual Report on Form 10-K for the fiscal year ended September 28, 2008 are enclosed herewith.

At the Annual Meeting, stockholders will be asked (i) to elect the six directors named in the attached proxy statement; (ii) to approve an amendment and restatement of the Irvine Sensors Corporation 2006 Omnibus Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, which share reservation shall automatically increase at the beginning of each fiscal year by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock, and to make certain other technical changes; (iii) to approve the issuance of up to 1,200,000 shares of our Common Stock in exchange for certain secured promissory notes issued in our bridge financing; (iv) to approve and ratify the creation of a new Series A-2 10% Cumulative Convertible Preferred Stock (“Series A-2 Stock”) and the authority to issue up to 40,000 shares of such Series A-2 Stock, and up to 4,000,000 shares of Common Stock issuable upon conversion of such Series A-2 Stock and additional shares of Common Stock exceeding 4,000,000 shares to allow for full-ratchet anti-dilution adjustment; and (v) to approve the issuance of up to $30,000,0000 worth of shares of our Common Stock and/or securities convertible into or exercisable for Common Stock, not to exceed 10,000,000 shares, in one or more related private placement transactions occurring on or prior to the date six months after our 2009 Annual Meeting, which shares would be issued at a maximum discount to the then fair market value of 35%. The reasons for undertaking the proposals are fully discussed in the enclosed proxy statement. The Board of Directors and management believe that these actions are in the best interests of the Company and our stockholders. We urge you to express your views on these important issues. The enclosed proxy statement further explains the items of business to come formally before the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. To ensure your representation at the Annual Meeting, please mark, sign, date and mail the enclosed proxy promptly in the return envelope provided, which requires no postage if mailed in the united states. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

Sincerely yours,

/s/ John C. Carson
JOHN C. CARSON
Chairman of the Board

IRVINE SENSORS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 31, 2009

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Irvine Sensors Corporation, a Delaware corporation, will be held on March 31, 2009 at 1:00 P.M., Pacific Time at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the six directors named in the attached proxy statement, each to serve on our Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve an amendment and restatement of the Irvine Sensors Corporation 2006 Omnibus Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, which share reservation shall automatically increase at the beginning of each fiscal year by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock, and to make certain other technical changes;

3.	To approve the issuance of up to 1,200,000 shares of our Common Stock in exchange for certain secured promissory notes issued in our bridge financing;

4.	To approve and ratify the creation of a new Series A-2 10% Cumulative Convertible Preferred Stock (“Series A-2 Stock”) and the authority to issue up to 40,000 shares of such Series A-2 Stock, and up to 4,000,000 shares of Common Stock issuable upon conversion of such Series A-2 Stock and additional shares of Common Stock exceeding 4,000,000 shares to allow for full-ratchet anti-dilution adjustment;

5.	To approve the issuance of up to $30,000,0000 worth of shares of our Common Stock and/or securities convertible into or exercisable for Common Stock, not to exceed 10,000,000 shares, in one or more related private placement transactions occurring on or prior to the date six months after our 2009 Annual Meeting, which shares would be issued at a maximum discount to the then fair market value of 35%;

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

We recommend that stockholders vote FOR the matters listed above. Only stockholders of record at the close of business on January 30, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a proxy from that nominee allowing you to cast your vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 31, 2009.

The Proxy Statement and Annual Report on Form 10-K are available at: www.irvine-sensors.com.

By order of the Board of Directors,

/s/ John J. Stuart, Jr.
John J. Stuart, Jr.
Costa Mesa, California	Chief Financial Officer, Senior Vice President
March 17, 2009	and Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

IRVINE SENSORS CORPORATION

3001 Red Hill Avenue
Costa Mesa, California 92626

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 31, 2009

General

The enclosed proxy is solicited on behalf of the Board of Directors of Irvine Sensors Corporation, a Delaware corporation, which is sometimes referred to herein as the Company, for use at the Annual Meeting of Stockholders to be held on March 31, 2009, and at any adjournment(s) or postponements(s) thereof. The Annual Meeting will be held at 1:00 P.M., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626. These proxy solicitation materials are being mailed on or about March 18, 2009, together with our Annual Report on Form 10-K for the fiscal year ended September 28, 2008, to all stockholders entitled to vote at the Annual Meeting.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

Voting; Quorum

We have two classes of voting securities currently authorized: Common Stock (150,000,000 shares authorized) and preferred stock (1,000,000 shares authorized). On January 30, 2009, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 5,641,875 shares of our Common Stock were issued and outstanding and 125,999 shares of our Series A-1 preferred stock (“Series A-1 Stock”) were issued and outstanding. On the record date, there were 614 holders of record of our Common Stock according to information provided by our transfer agent and 2 holders of record of our Series A-1 Stock. Each holder of Common Stock is entitled to one vote on each matter brought before the Annual Meeting for each share of Common Stock held by such stockholder on the record date. The holders of shares of preferred stock are not entitled to vote on any of the matters brought before the Annual Meeting. The holders of a majority of our capital stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Under our Certificate of Incorporation, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more candidates than are provided for by the bylaws at the time of voting. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to commencement of voting and any stockholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such stockholder’s intention to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, the six nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. Abstentions will be counted towards the tabulations of votes cast on other proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board, unless the authority to vote for the election of such directors is withheld and FOR each of the other Proposals set forth on the proxy card.

You may revoke or change your proxy at any time before the closing of the polls at the Annual Meeting by any of the following actions: (i) delivering a written notice of revocation to our Corporate Secretary at our principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering a duly executed proxy bearing a later date to our Corporate Secretary or (iii) personally attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If so, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at our 2010 Annual Meeting of Stockholders and included in the proxy solicitation materials related to that meeting must be received by us no later than November 18, 2009, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement. All stockholder proposals must be in compliance with applicable laws and regulations and our bylaws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. The deadline under our current bylaws for submitting a stockholder proposal or a nomination for a director that is not to be included in the proxy solicitation materials is also November 18, 2009. Stockholder proposals should be addressed to our Corporate Secretary at our principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

In addition, the proxy solicited by the Board for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 1, 2010, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 31, 2009.

The Proxy Statement and Annual Report on Form 10-K are available at: www.irvine-sensors.com

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Six directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our bylaws provide that the Board consists of not less than six nor more than eleven directors, with the exact number fixed at nine until changed. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the nominees below are elected, the Board will consist of six persons and there will be three vacancies on the Board. The Board may fill such vacancies at any time during the year.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve as a director. However, in the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, we seek discretionary authority to cumulate votes.

The names of the nominees for director, their ages and positions as of January 30, 2009 and biographical information about them, are set forth below:

Name	Age	Position

John C. Carson	70	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Director
Marc Dumont(1)(2)(3)	65	Director
Jack Johnson(1)	61	Director
Thomas M. Kelly(1)(2)	67	Director
Frank Ragano(3)	80	Director
Robert G. Richards(2)	80	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Mr. Carson is one of our co-founders and has been one of our directors from April 1982 through May 2002 and again from March 2003 to date. He became Chairman of the Board in August 2008. Mr. Carson has served as our Chief Executive Officer since April 2005, our President since May 2002, our Chief Operating Officer since October 2001 and, prior to that time, as a Senior Vice President from April 1982 through May 2002. He became Chief Technical Officer in February 1997. Mr. Carson also serves as a director of Optex, a discontinued subsidiary, (since December 30, 2005), MSI, a licensor of technology related to micromachined products (since October 1997), iNetWorks, a developer of technology related to Internet routing (since November 2000), Novalog, a provider of wireless infrared chip products (since May 2002), and RedHawk Vision, a provider of software products (since May 2002). He has also been Chief Executive Officer of MSI since May 2002 and Novalog and RedHawk since April 2005 and President of Optex since October 2007. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and single processing architectures, including neural networks. Mr. Carson holds a B. S. in Physics from the Massachusetts Institute of Technology.

Mr. Dumont has been one of our directors since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Mr. Dumont has also been on the Board of Directors of Novalog since October 1996. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA from the University of Chicago.

Mr. Johnson has been one of our directors since July 2008. He has been an independent management consultant since March 2007. Prior to that time, Mr. Johnson served in various executive and managerial capacities with Iteris, Inc., a designer and manufacturer of intelligent vision systems, and its former parent, Odetics, Inc. Mr. Johnson was President, Chief Executive Officer and a director of Iteris from October 2004, when Iteris merged with Odetics, until March 2007. From December 1999 to October 2004, Mr. Johnson served as President, Chief Executive Officer and a director of Iteris, when it was a majority-owned subsidiary of Odetics. Previous positions included General Manager of the ITS division of Odetics, Vice President and General Manager of Odetics’ Omutec division, Director of Contracts for the Space division of Odetics, the Controller of Infodetics, a former subsidiary of Odetics, and Controller of Odetics. Prior to joining Odetics, Mr. Johnson served as a certified public accountant with Peat Marwick Mitchell. Mr. Johnson has a Bachelors degree in Accounting from Northern Illinois University.

Dr. Kelly has been one of our directors since October 2000. Dr. Kelly was also a director of our former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held various positions with Eastman Kodak Company, a photographic products and services company. Immediately prior to his retirement, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. in Physics from LeMoyne College.

General (Ret.) Ragano has been one of our directors since November 2005. General Ragano formerly served as one of our directors from June 1985 until March 2000. He presently is a defense advisory consultant through his wholly-owned consulting firm, F.P. Ragano Associates. Gen. Ragano retired from the U.S. Army to serve as Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company. Subsequently, he became Chairman and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH, and then Chairman of Skylynx Communications, Inc., a wireless communications company. Gen. Ragano holds a B.S. degree from Duquesne University and an MBA from Syracuse University.

Mr. Richards was our Chief Executive Officer from June 2000 through March 2005 and has served as a director since January 2001. Mr. Richards also was a director of iNetWorks from October 2000 through March 2005 and Chairman of the Boards of our consolidated subsidiaries Novalog, MSI and RedHawk Vision, from May 2002 through March 2005. He was also Chief Executive Officer of Novalog from October 2002 through March 2005. Since April 1999, Mr. Richards has also served as a member of our Scientific Advisory Board. Mr. Richards retired as President of Aerojet Electronic Systems Division, an aerospace company, in 1993. He is co-author of the book, Infrared Physics and Engineering, published by McGraw-Hill, and has a M.A. degree in Mathematical Statistics from the University of California at Berkeley.

Directors and officers are elected on an annual basis. The term of each director’s service expires at our next annual meeting of stockholders or at such time as his or her successor is duly elected and qualified or upon his or her earlier death, resignation or removal. Officers serve at the discretion of the Board.

There are no family relationships between any of our director nominees, executive officers or other key personnel and any other of our director nominees, executive officers or other key personnel.

Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of our independent directors upon their request. There have been no material changes to these procedures during the last fiscal year.

Corporate Governance, Board Composition and Board Committees

Board Committees and Meetings

Our Board is composed of a majority of independent directors (as independence is defined under Nasdaq listing standards). Mr. Carson is not considered independent due to his employment with us during the past three fiscal years. Except for Mr. Carson, all of the other directors are considered independent under Nasdaq listing standards. During the fiscal year ended September 28, 2008, which we refer to as fiscal 2008, the Board held fifteen meetings and acted by unanimous written consent on nine occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during fiscal 2008. We also encourage all members of the Board to attend our annual meeting of stockholders each year. All current directors attended our annual meeting in 2008.

Audit Committee

The Audit Committee currently consists of three directors, Mr. Johnson, who has served as its Chairman since his election to the Board in July 2008, Mr. Dumont and Dr. Kelly, each of whom also served on the Audit Committee during fiscal 2008. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to our independent auditors, the performance of our accountants, our accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related person transactions are reviewed and approved by the Audit Committee. See “Certain Relationships and Related Person Transactions” below. The Audit Committee held thirteen meetings during fiscal 2008. The Board has determined that all members of the Audit Committee are “independent” as that term is defined under the Nasdaq listing standards and under special standards established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Johnson, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Johnson’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Johnson any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board. The Board has adopted and approved a written charter for the Audit Committee, and a copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Compensation Committee

The Compensation Committee currently consists of three directors, Mr. Dumont, who serves as its Chairman, Dr. Kelly and Mr. Richards. This Committee reviews and approves our general compensation policies, makes recommendations to the Board as to the salaries of our officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee held ten meetings during fiscal 2008 and acted by unanimous consent on three occasions. The Board has determined that all members of the Compensation Committee are “independent” as defined under the Nasdaq listing standards. The Board has adopted and approved a written charter for the Compensation Committee. A copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of two directors, Mr. Dumont, and Gen. Ragano, each of whom the Board has determined is “independent” as defined under the Nasdaq listing standards. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection, either by a majority of the independent directors of the Board or this committee comprised solely of independent directors. This Committee also reviews and recommends our policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during fiscal 2008. The Board has adopted and approved a written charter for the Nominating and Corporate Governance Committee, and a copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

When considering a potential candidate for membership on our Board, the Nominating and Corporate Governance Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on our Board by a stockholder.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of our By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described above under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of our shares that are beneficially owned by such stockholder.

Code of Ethics

We have adopted a code of ethics and conduct that applies to all of our employees including our principal executive officer, our principal financial and accounting officer, and all members of our finance department performing similar functions. The full text of our code of ethics and conduct is posted on our web site at http://www.irvine-sensors.com under the Investors section. We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Upon request, we will provide without charge to any person who so requests, a copy of our code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California or by telephone at (714) 549-8211.

Required Vote

Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The six nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

Recommendation of the Board

The Board recommends that the stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL TWO: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE IRVINE SENSORS CORPORATION 2006 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 500,000 SHARES, WHICH SHARE RESERVATION SHALL AUTOMATICALLY INCREASE AT THE BEGINNING OF EACH FISCAL YEAR BY THE LESSER OF 1,250,000 SHARES AND 5% OF THE OUTSTANDING COMMON STOCK, AND TO MAKE CERTAIN OTHER TECHNICAL CHANGES

General

The 2006 Omnibus Incentive Plan (the “2006 Plan”) was adopted by our Board of Directors on April 13, 2006 and approved by stockholders on June 28, 2006. As of January 31, 2009, there were options outstanding under the 2006 Plan to purchase 139,600 shares of Common Stock, an aggregate of 250,966 shares of Common Stock had been issued pursuant to the 2006 Plan and there was aggregate remaining authority to grant awards for the issuance of 96,034 shares of Common Stock. On January 13, 2009, our Board of Directors adopted an amendment and restatement of the 2006 Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, which share reservation shall automatically increase at the beginning of each fiscal year by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock (the “Restated Plan”). Initially, the aggregate number of shares of Common Stock that could be issued under all stock-based awards made under the 2006 Plan was 190,000 shares, and the number of reserved shares automatically increased on the first day of each fiscal year, beginning on October 2, 2006, in an amount equal to the lesser of (a) 100,000 shares or (b) such lesser number as determined by the Board. After taking into account such automatic annual increases under the 2006 Plan, the aggregate number of shares of Common Stock that can be issued under all stock-based awards made under the 2006 Plan was 490,000 shares, effective September 29, 2008.

Under applicable Nasdaq Stock Market rules, we are required to obtain stockholder approval of the Restated Plan. Such approval is also necessary to permit us to grant incentive stock options to employees under Section 422 of the Internal Revenue Code, as amended (the “Code”), and to ensure that compensation paid under the Restated Plan is eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Code, which limits the deductibility of certain compensation paid to individuals who are, at the end of the tax year for which we would otherwise claim our tax deduction, our chief executive officer, our chief financial officer and our three other most highly paid executive officers.

We are asking our stockholders to approve the Restated Plan, to authorize the issuance of an additional 500,000 shares of Common Stock thereunder, to authorize the automatic increase of the share reservation under the Restated Plan at the beginning of each fiscal year by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock and to authorize making certain other technical changes. Our Board believes that the Restated Plan is necessary for us to be able to attract and retain the services of individuals essential to our long-term growth and success.

Restated Plan Description

The following is a summary of the principal features of the Restated Plan and is qualified in its entirety by reference to the Restated Plan. A copy of the Restated Plan document as proposed to be adopted may be found at Appendix A at the end of this proxy and is incorporated herein by reference. Any stockholder who wishes to obtain an additional copy of the actual plan document may do so upon written request to us at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, Attention: Corporate Secretary.

Purpose. The Restated Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to our long-term growth and financial success. Accordingly, our officers and other employees, non-employee directors and other consultants and advisors will have the opportunity to acquire a meaningful equity interest in us through their participation in the Restated Plan.

Administration. Both the Board and the Compensation Committee have the authority to administer the Restated Plan. The Board may at any time appoint a secondary committee comprised of two or more directors to have concurrent authority to make grants and issuances of any equity-based instruments permissible under the Restated Plan, provided that such secondary committee will not have authority to make grants to executive officers and non-employee directors or in a manner that would cause the Restated Plan not to comply with the requirements of Section 162(m) of the Code. The committee administering the Restated Plan will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Restated Plan. Subject to the provisions of the Restated Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the Restated Plan, and establish rules and regulations for the administration of the Restated Plan. In addition, the Board may exercise the powers of the committee at any time.

Eligible Participants. Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates (including our current and future subsidiaries), who is selected by the committee, is eligible to receive awards under the Restated Plan. As of January 31, 2009, approximately 70 employees, nine independent consultants, five executive officers and six directors were eligible to be selected by the committee to receive awards under the Restated Plan.

Shares Available For Awards. The aggregate number of shares of Common Stock that may be issued under all stock-based awards made under the Restated Plan, over the entire term of the Restated Plan, will be 990,000 shares. In addition, the number of shares of Common Stock reserved under the Restated Plan will automatically be increased on the first day of each fiscal year, beginning on September 28, 2009, in an amount equal to the lesser of (a) 1,250,000 shares or (b) 5% of the number of shares of Common Stock outstanding on the last day of the preceding fiscal year. The shares of Common Stock issuable under the Restated Plan may be drawn from shares of authorized but unissued Common Stock or from shares of Common Stock that we acquire.

A maximum of 990,000 shares, plus the automatic increase described above, will be available for granting incentive stock options under the Restated Plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision. In addition, a maximum of 990,000 shares, plus the automatic increase described above, will be available for granting restricted stock and restricted stock units under the Restated Plan. If the committee so provides for purposes of Section 162(m) of the Code, no award recipient may be granted (i) options or SARs (defined below) with respect to more than 500,000 shares of Common Stock in the aggregate within any fiscal year or (ii) qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, subject to certain adjustments as described in more detail below under the heading “Performance Awards.”

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Restated Plan.

If any shares of our Common Stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the Restated Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award will be available again for award grants other than an incentive stock option.

Types of Awards and Terms and Conditions. The Restated Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents; and

•	other stock grants.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Restated Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive shares of our Common Stock or other securities or property, or any combination of these, in a single payment or installments. The exercise price per share under any stock option and the grant price of any SAR will be determined by the committee and may not be less than the fair market value on the date of grant of such option or SAR, or less than 110% of fair market value for incentive stock options granted to holders of more than 10% of our Common Stock. Determinations of fair market value under the Restated Plan will be made in accordance with methods and procedures established by the committee. The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our Common Stock.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. We receive no payment for the grant of an option. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR, as determined by the committee, paid solely in shares of Common Stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee. This type of SAR is sometimes described as a “stock only settled stock appreciation right.”

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our Common Stock at some future date determined by the committee. The committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Performance Awards. Performance awards give participants the right to receive payments in stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the Restated Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. From time to time, the committee may designate an award granted pursuant to the Restated Plan as an award of qualified performance based compensation within the meaning of Section 162(m) of the Code. Such a qualified performance based award must, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective performance goals. The committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. If the committee so provides for purposes of Section 162(m) of the Code, no person may be granted under the Restated Plan qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, except that if any other qualified performance based awards are outstanding for such person for a given fiscal year, such dollar limitation shall be reduced for each such fiscal year by the amount that could be received by the person under all such qualified performance based awards, divided, for each such qualified performance based award, by the number of full or partial fiscal years contained in the performance period of each such outstanding qualified performance based award (subject to adjustment in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, but only to the extent that such adjustment does not affect the status of any award intended to qualify as “performance based compensation” under Section 162(m) of the Code).

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments in shares of our Common Stock, other securities or other property equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents will be subject to other terms and conditions determined by the committee.

Stock Awards. The committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the committee and the Restated Plan limitations.

Duration, Termination and Amendment. Unless earlier discontinued or terminated by the Board, the Restated Plan will expire on the tenth anniversary of its adoption. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Restated Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and, pursuant to the delegation of its authority, the committee may amend, alter or discontinue the Restated Plan at any time, although stockholder approval must be obtained for any action that would, absent such approval, (i) violate the rules or regulations of the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to us; (ii) cause us to be unable, under the Code, to grant incentive stock options under the Restated Plan; (iii) increase the number of shares authorized under the Restated Plan; (iv) permit the award of options or SARs at a price less than 100% of the fair market value of a share of Common Stock on the date of grant of such option or SAR, or the repricing of options or SARs; or (v) would prevent the grant of options or SARs that would qualify under Section 162(m) of the Code.

Acceleration. The committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Transferability of Awards. Unless otherwise provided by the committee, awards under the Restated Plan may only be transferred by will or by the laws of descent and distribution.

Delivery of Shares for Tax Obligation. Under the Restated Plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

Certain Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the Restated Plan.

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. Upon exercising an incentive stock option, the optionee generally will not recognize taxable income (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the recipient of the SAR will recognize ordinary income in an amount equal to the fair market value on the exercise date of any shares of our Common Stock received, and we will receive an income tax deduction in the same amount.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the Restated Plan that are payable in either cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the Restated Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Restated Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Deductibility of Executive Compensation Under Code Section 162(m). Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and the corporation’s other three most highly compensated executive officers. However, “qualified performance-based qualified compensation” is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (1) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any participant pursuant with respect to any performance period, must be approved by a majority of our stockholders and (3) the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation.

The Restated Plan has been designed to permit grants of stock options and SARs issued under the Restated Plan to qualify under the performance-based compensation rules so that income attributable to the exercise of a non-qualified stock option or a SAR may be exempt from $1,000,000 deduction limit. Grants of other awards under the Restated Plan may not so qualify for this exemption. The Restated Plan’s provisions are consistent in form with the performance-based compensation rules, so that if the committee that grants options or SARs consists exclusively of members of our Board of Directors who qualify as “outside directors,” and the exercise price (or deemed exercise price, with respect to SARs) is not less than the fair market value of the shares of Common Stock to which such grants relate, the compensation income arising on exercise of those options or SARs should qualify as performance-based compensation which is deductible even if that income would be in excess of the otherwise applicable limits on deductible compensation income under Code Section 162(m).

Accounting Treatment

Effective October 3, 2005 (the “implementation date”), the beginning of fiscal 2006, we have accounted for stock-based compensation under the Restated Plan under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS 123(R)”). Pursuant to SFAS 123(R), we are required to expense against our reported earnings: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unvested portion of these share-based awards as of such implementation date. These amounts are expensed after the implementation date over the respective vesting periods of each award using the straight line attribution method. We are using the modified prospective method under SFAS 123(R), whereby no prior periods are restated; rather, we will continue to disclose prior period pro-forma net earnings and net earnings per share in footnote disclosure.

The number of outstanding options may affect our earnings per share on a fully diluted basis.

Restated Plan Benefits

As of January 31, 2009, options and stock awards for 0 shares of Common Stock have been granted, awarded or received under the Restated Plan. The committee in its sole discretion determines the number and types of awards that will be granted in the future. Thus, it is not possible to determine the benefits or amounts that will be received by eligible participants under the Restated Plan after the date of this Proxy Statement because no decisions have been made on the amount and type of awards to be granted under the 2004 Plan to eligible participants in the future, nor do we have any specific current plans or commitments for any future awards. If the Restated Plan is not approved by stockholders, there are only 96,034 shares of Common Stock remaining available for awards under the 2006 Plan. The fair market value per share of Common Stock on any relevant date under the Restated Plan will be the closing selling price per share on that date on the Nasdaq Stock Market. The closing sales price per share of our Common Stock as reported on the Nasdaq Capital Market on March 13, 2009 was $0.25.

The following table sets forth, with respect to our named executive officers (as defined under “Compensation Discussion and Analysis” below) and the other indicated individuals and groups, the aggregate number of shares of Common Stock underlying stock options and awards that have been granted under our 2006 Plan from the effective date of the 2006 Plan through January 31, 2009:

Aggregate Number of
Shares Underlying
Stock Options
Granted and Stock
Name and Position	Awards (#)

John C. Carson Chief Executive Officer, President and Chairman of the Board	60,000
Marc Dumont Director	18,138
Jack Johnson Director	5,000
Thomas M. Kelly Director	14,448
Peter Kenefick Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc	8,818
Volkan Ozguz Sr. Vice President, Chief Technical Officer	4,962
Frank Ragano Director	9,069
Robert G. Richards Director	11,069
Daryl L. Smetana Vice President	968
John J. Stuart, Jr. Sr. Vice President, Chief Financial Officer, Secretary and Treasurer	30,000
All current executive officers as a group (5 persons)	104,748
All current directors who are not executive officers as a group (5 persons)	57,724
Each other person who received or is to receive 5 percent of such options, warrants, rights or grants Chris Toffales Former Director and Consultant	105,517
All employees, including all current officers who are not executive officers, as a group (68 persons)	115,977

As of January 31, 2009, options to purchase 475,031 shares of Common Stock were outstanding under our stock option plans and 95,944 shares remained available for future grant under the 2006 Plan.

Required Vote

The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required for approval of the Restated Plan. Should such stockholder approval not be obtained, then the amendment and restatement of the 2006 Plan will not be adopted, the 2006 Plan will continue in effect and option grants and stock issuances may continue to be made under the 2006 Plan until all the shares of Common Stock authorized for issuance under the 2006 Plan have been issued or until the 2006 Plan otherwise terminate in accordance with its terms. Additionally, in the absence of an exemption from registration or waiver by regulatory authorities, in order to comply with California state securities laws, the amendment and restatement of the 2006 Plan may also be required to be approved by the majority of outstanding shares entitled to vote.

Recommendation of the Board

The Board recommends that the stockholders vote FOR approval of the Restated Plan, authorization of the issuance of an additional 500,000 shares of Common Stock thereunder, authorization of the automatic increase of the share reservation under the Restated Plan at the beginning of each fiscal year by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock and authorization of certain other technical changes.

PROPOSAL THREE: APPROVAL OF THE ISSUANCE OF UP TO 1,200,000 SHARES OF OUR COMMON STOCK IN EXCHANGE FOR CERTAIN OF OUR 12% SECURED PROMISSORY NOTES

Purpose and Manner of Issuance; Basis of Exchange

We are asking stockholders to approve the issuance of up to 1,200,000 shares of Common Stock in exchange for our 12% secured promissory notes in the principal amount of $355,000 (the “Notes”) held by certain accredited investors (collectively, the “Investors”), for the following purposes:

•	as consideration for obtaining a lien release from the Investors in order to facilitate the sale of most of our patent portfolio and related assets to a patent acquisition company (the “Patent Sale”);

•	to materially reduce our debt obligations to the Investors that otherwise would have to be satisfied in cash within six to eighteen months following the issuance of the Notes; and

•	to increase our stockholders’ equity by up to $355,000, in order to improve our ability to comply with Nasdaq Marketplace Rule 4310(c)(3)(A) which requires a minimum of $2.5 million in stockholders’ equity.

The Notes being exchanged bear interest at 12.0% per annum and are secured by a security agreement in substantially all of our assets. Certain of the Notes mature and become payable 18 months following their issuance and would require us to issue shares of our Common Stock with a value equal to 12.5% of the principal amount of such Notes in the event that such Notes have not been paid in full on or before the six month anniversary of the issuance date of such Notes (the “Six Month Date”), based on the greater of (x) the fair market value of our Common Stock as of the Six Month Date or (y) the fair market value of our Common Stock as of the date of issuance of the Notes (the “Six Month Shares”) and an additional number of shares of our Common Stock with a value equal to 12.5% of the principal amount of such Notes in the event that such Notes have not been paid in full on or before the twelve month anniversary of the issuance date of such Notes (the “Twelve Month Date”), based on the greater of (x) the fair market value of our Common Stock as of the Twelve Month Date or (y) the fair market value of our Common Stock as of the date of issuance of the Notes (the “Twelve Month Shares”). Stockholder approval of the issuance of the Six Month Shares and Twelve Month Shares is not required or being sought. Certain other of the Notes mature and become payable 6 months following their issuance and do not require us to issue shares of our Common Stock if such Notes are not paid in full by a particular date.

In March 2009, we entered into lien release agreements with the Investors in order to facilitate the Patent Sale. As consideration for their release of liens, the Investors holding Notes in the principal amount of $355,000 have agreed to surrender their Notes to us for cancellation in exchange for the issuance, subject to approval of our stockholders, of shares of our Common Stock equal to 125% of the value of the outstanding principal and accrued interest under such Notes, based on the greater of (i) $0.40, (ii) the last reported closing sale price of our Common Stock on the Nasdaq Capital Market immediately prior to the closing of the Patent Sale and (iii) the consolidated closing bid price of our Common Stock on the Nasdaq Capital Market immediately prior to the closing of the Patent Sale. The information set forth above is qualified in its entirety by reference to the lien release agreement in the form attached hereto as Appendix B and which is incorporated herein by reference.

Basic Terms of Common Stock

The basic terms of the shares of Common Stock authorized pursuant to this Proposal would be identical to the Common Stock currently outstanding. Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Possible Effects upon Rights of Existing Stockholders

Our existing stockholders will continue to own their existing shares of capital stock after the transactions described in this Proposal. The holders of our Common Stock are not participating in nor receiving any consideration from the transactions described in this Proposal. The holders of our Common Stock should not send in their share certificates because their share certificates will not be exchanged in connection with the transactions described in this Proposal.

Existing stockholders also are expected to suffer significant dilution in ownership interests and voting rights as a result of the issuance of the shares under this Proposal. If the shares are issued under this Proposal, an aggregate of up to approximately 18% of our outstanding Common Stock will consist of newly issued Common Stock resulting from the issuance of such shares, and the ownership interest of our existing stockholders would be correspondingly reduced. The amounts and percentages described above do not give effect to (i) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, (ii) the issuance of shares of Common Stock for potential future anti-dilution adjustments, (iii) the issuance of shares of Common Stock pursuant to our outstanding options, warrants, preferred stock and convertible notes or (iv) any other future issuances of our common stock. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Required Vote

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required by the Nasdaq Marketplace Rules for approval of the issuance of up to 1,200,000 shares of our Common Stock in exchange for certain of the Notes.

Recommendation of the Board

The Board recommends that stockholders vote FOR approval of the issuance of up to 1,200,000 shares of our Common Stock in exchange for certain of the Notes.

PROPOSAL FOUR: APPROVAL AND RATIFICATION OF THE CREATION OF A NEW SERIES A-2 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK (“SERIES A-2 STOCK”) AND THE AUTHORITY TO ISSUE UP TO 40,000 SHARES OF SUCH SERIES A-2 STOCK, AND UP TO 4,000,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SERIES A-2 STOCK AND ADDITIONAL SHARES OF COMMON STOCK EXCEEDING 4,000,000 SHARES TO ALLOW FOR FULL-RATCHET ANTI-DILUTION ADJUSTMENT

Purpose and Manner of Issuance; Basis of Exchange

We are asking stockholders to approve the creation of a new series of preferred stock designated as Series A-2 10% Cumulative Convertible Preferred Stock (“Series A-2 Stock”) and the authority to issue up to 40,000 shares of such Series A-2 Stock, and up to 4,000,000 shares of Common Stock issuable upon conversion of such Series A-2 Stock and additional shares of Common Stock exceeding 4,000,000 shares to allow for full-ratchet anti-dilution adjustment, in exchange for debt securities held by our senior lenders, Longview Fund, L.P and Alpha Capital Anstalt (collectively, the “Lenders”), for the following purposes:

•	to fulfill the obligations set forth in a binding Memorandum of Understanding for Settlement and Debt Conversion Agreement (the “MOU”) that we entered into on September 19, 2008 with our Lenders;

•	to materially reduce our debt obligations to the Lenders that otherwise would have to be satisfied in cash by September 30, 2010; and

•	to increase our stockholders’ equity by up to $1.0 million, in order to improve our ability to comply with Nasdaq Marketplace Rule 4310(c)(3)(A) which requires a minimum of $2.5 million in stockholders’ equity.

Pursuant to the MOU, the Lenders have agreed to exchange $1.0 million of debt held by them for shares of Series A-2 Stock upon the completion of a bridge debt financing of at least $1.0 million (the “Bridge Financing”). We completed the Bridge Financing on February 3, 2009 and, as a result, the Lenders are obligated to exchange $1.0 million of debt held by them for shares of Series A-2 Stock.

Pursuant to authority granted by our Certificate of Incorporation, our Board of Directors has approved the creation of the Series A-2 Stock and the filing with the Secretary of State of the State of Delaware of a Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series A-2 Stock (the “Certificate of Designations”) in order to facilitate the exchange transaction described above. In March 2009, we entered into a Subscription Agreement (the “Subscription Agreement”) with the Lenders, pursuant to which we have agreed to sell and issue, subject to stockholder approval, to the Lenders that number of shares of our newly created Series A-2 Stock equal to $1,000,000 divided by $40.00, in fulfillment of the obligations set forth in the MOU with respect to the Bridge Financing. The $1,000,000 aggregate purchase price for the shares of Series A-2 Stock will be paid solely by the Lenders’ exchange of a portion of our Series 1 Senior Subordinated Secured Convertible Promissory Notes dated December 30, 2005 held by the Lenders (the “Debt Exchange”). The closing of the Debt Exchange will be conditioned upon a certain resolution of a dispute between the Lenders and Timothy Looney and TWL Group, LP regarding the October 2008 public foreclosure sale of the assets of Optex Systems, Inc., the approval by our stockholders prior to December 31, 2009 of the issuance of the Series A-2 Stock, the filing of the Certificate of Designations and the issuance Series A-2 Stock certificates.

The Series 1 Senior Subordinated Secured Convertible Promissory Notes dated December 30, 2005 held by the Lenders (the “Series 1 Notes”) being exchanged mature September 30, 2010 and bear interest at 10% per annum, compounding monthly. The Series 1 Notes require us to repurchase them under certain circumstances, including upon election of the note holders following an event of default as defined in the Senior 1 Notes, upon the incurrence of debt other than permitted indebtedness under the Series 1 Notes, and upon certain issuances of our capital stock, at a repurchase price equal to the greater of (1) the outstanding principal amount of the Series 1 Notes purchased, plus all accrued but unpaid interest thereon through the day of payment, and (2) 125% of the average of the closing prices of our Common Stock for the five days preceding the repurchase date. The principal and interest under the Series 1 Notes is convertible into shares of Common Stock at a present conversion price per share of $5.26, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances.

Upon the occurrence of certain bankruptcy-related events, all amounts payable under the Series 1 Notes are accelerated. The Series 1 Notes include default provisions, including (i) our failure to pay our obligations under the Series 1 Notes when due, (ii) an uncured default by us under certain third-party agreements, (iii) the entry of certain judgments against us, (iv) our debarment or suspension from government contracting, (v) a breach of the representations and warranties made by us, (vi) our uncured failure to perform material obligations to the Series 1 Note holders, (vii) a material adverse change to us and (viii) certain bankruptcy-related events. The Series 1 Notes are secured by all or substantially all of our assets.

Basic Terms of Series A-2 Stock

The following is a summary description of the basic terms of the Series A-2 Stock.

Each share of Series A-2 Stock will be convertible at any time at the holder’s option into 100 shares of Common Stock at an initial conversion price per converted share of Common Stock equal to $0.40. The conversion price of the Series A-2 Stock will be subject to full-ratchet price dilution protection any time after the date of the Subscription Agreement in the event we issue securities (other than certain excepted issuances) at a price below the then current conversion price. The conversion price of the Series A-2 Stock also will be subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

The Series A-2 Stock will be non-voting, except to the extent required by law. The Series A-2 Stock will rank senior to the Common Stock, and pari passu with our Series A-1 10% Cumulative Convertible Preferred Stock (“Series A-1 Stock”), with respect to dividends and with respect to distributions upon our deemed dissolution, liquidation or winding-up. The Series A-2 Stock will be entitled to 10% cumulative dividends per annum, payable in arrears starting December 30, 2010, which may increase to 20% during the existence of certain events of default based upon (i) the failure to pay any dividends or other sums due to the Series A-2 Stockholders, (ii) an uncured breach of a material covenant, term or condition in the Subscription Agreement or the Certificate of Designations governing the Series A-2 Stock, (iii) a breach of our material representations and warranties, (iv) an assignment for the benefit of creditors or the appointment of a receiver or trustee for the Company or its subsidiaries, (v) entry of a money judgment or writ against us, our subsidiaries, or our property or other assets for more than $1,000,000, which is not vacated, satisfied, bonded or stayed within 45 days, (vi) bankruptcy, insolvency, reorganization or liquidation proceedings for the Company or our subsidiaries that is not dismissed within 45 days, (vii) entry of an order by a court, the Securities and Exchange Commission or the Financial Industry Regulatory Authority preventing purchase and sale transactions in the our Common Stock for a period of five or more consecutive trading days, (viii) the failure to timely deliver to a holder Common Stock or a replacement Series A-2 Stock certificate within 15 business days of the required delivery date, (ix) failure of the Common Stock to be quoted on the OTC Bulletin Board if it cannot maintain a listing on the NASDAQ Capital Market or another market, exchange or quotation system at least as good as the OTC Bulletin Board, (x) failure to reserve a sufficient amount of Common Stock for conversion of the then outstanding Series A-2 Stock that the holders have a right to convert, and (xi) an uncured default of a material term, covenant, warranty or undertaking in any loan, security, subscription or other agreement between us and a holder of Series A-2 Stock. At the holder’s option, such dividend payments may be made in additional shares of Series A-2 Stock.

The Series A-2 Stock will not be redeemable by the holder thereof, but will be callable at our election (provided an event of default has not occurred and is continuing) upon 30 days prior notice at a redemption price equal to the initial purchase price of such stock plus any accrued but unpaid dividends. The approval of the holders of at least 80% of the then outstanding Series A-2 Stock will be required for certain matters, including to (1) amend our Certificate of Incorporation if such amendment would (a) change the seniority rights of the holders of Series A-2 Stock as to the payment of dividends, or create a senior class or series of capital stock with respect to the payment of dividends, (b) reduce the amount payable to the holders of Series A-2 Stock upon liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences or the dividend rights of the holders of Series A-2 Stock, (c) cancel or modify the conversion rights of the holders of Series A-2 Stock, (d) cancel or modify the approval rights of the holders of the Series A-2 Stock, or (e) amend the Certificate of Designations in a manner which would impair the rights of the holders of the Series A-2 Stock; (2) issue any additional shares of Series A-2 Stock; or (3) issue any securities (other than certain excepted issuances) at a price per share that would trigger a ratchet adjustment to the conversion price where either we have insufficient authorized capital to permit the conversion in full of such Series A-2 Stock or stockholder approval is not obtained if such full ratchet adjustment requires stockholder approval.

The Series A-2 Stock also will be subject to a blocker (the “Blocker”) that would prevent each holder’s Common Stock ownership at any given time from exceeding 4.99% of our outstanding Common Stock (which percentage may increase but never above 9.99%).

Neither the Series A-2 Stock nor the Common Stock issuable upon conversion thereof will be or has been registered under the Securities Act of 1933 and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information set forth above is qualified in its entirety by reference to the Subscription Agreement and the Certificate of Designations in the forms attached hereto as Appendices C and D and which are incorporated herein by reference.

Possible Effects upon Rights of Existing Stockholders

Our existing stockholders will continue to own their existing shares of capital stock after the transactions described in this Proposal. The holders of our Common Stock are not participating in nor receiving any consideration from the transactions described in this Proposal. The holders of our Common Stock should not send in their share certificates because their share certificates will not be exchanged in connection with the transactions described in this Proposal.

The Series A-2 Stock will be senior to our Common Stock, and pari passu with our Series A-1 Stock, with respect to dividends and liquidation preferences. In addition, on certain matters, the separate approval of the holders of at least 80% of the then outstanding Series A-2 Stock may be required.

Existing stockholders also are expected to suffer significant dilution in ownership interests and voting rights as a result of the issuance of the Series A-2 Stock and shares of our Common Stock upon the conversion of the Series A-2 Stock. If all of the shares of Series A-2 Stock are issued and subsequently converted in full (at the initial conversion price) over time, an aggregate of up to approximately 29% of our outstanding Common Stock will consist of newly issued Common Stock resulting from conversion of the Series A-2 Stock, and the ownership interest of our existing stockholders would be correspondingly reduced. The amounts and percentages described above do not give effect to (i) the blocker described above, (ii) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, (iii) the issuance of shares of Common Stock for potential future anti-dilution adjustments, (iv) the issuance of shares of Common Stock pursuant to other of our outstanding options, warrants, preferred stock and convertible notes or (v) any other future issuances of our common stock. In the event of certain future dilutive issuances of stock, the actual conversion price of the Series A-2 Stock may differ from the initial conversion price and exercise price, and the Series A-2 Stock could become convertible and exercisable into a number of shares of Common Stock representing a higher percentage of our voting securities, which would cause additional dilution to our existing stockholders. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Required Vote

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required by the Nasdaq Marketplace Rules for approval of this Proposal.

Recommendation of the Board

The Board recommends that stockholders vote FOR approval and ratification of the creation of the Series A-2 Stock and the authority to issue up to 40,000 shares of such Series A-2 Stock, and up to 4,000,000 shares of Common Stock issuable upon conversion of such Series A-2 Stock and additional shares of Common Stock exceeding 4,000,000 shares to allow for full-ratchet anti-dilution adjustment.

PROPOSAL FIVE: APPROVAL OF THE ISSUANCE OF UP TO $30,000,000 WORTH OF SHARES OF OUR COMMON STOCK AND/OR SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR COMMON STOCK, NOT TO EXCEED 10,000,000 SHARES, IN ONE OR MORE RELATED PRIVATE PLACEMENT TRANSACTIONS OCCURRING ON OR PRIOR TO THE DATE SIX MONTHS AFTER OUR 2009 ANNUAL MEETING, WHICH SHARES WOULD BE ISSUED AT A MAXIMUM DISCOUNT TO THE THEN FAIR MARKET VALUE OF 35%

Purpose and Manner of Issuance

We are asking stockholders to approve the issuance of up to $30,000,000 worth of shares of our Common Stock and/or securities convertible into or exercisable for Common Stock, not to exceed 10,000,000 shares, in one or more related private placement transactions occurring on or prior to the date six months after our 2009 Annual Meeting, which shares would be issued at a maximum discount to the then fair market value of our Common Stock on the date(s) of issuance of 35%, for the following purposes:

•	to provide additional working capital to effectively fulfill our contractual backlog and continue to fund our ongoing operations;

•	to strengthen our financial position;

•	to enable us to pursue market opportunities and execute on our business plan; and

•	to increase our stockholders’ equity by up to $30 million, allowing us to maintain compliance with Nasdaq Marketplace Rule 4310(c)(3)(A) which requires a minimum of $2.5 million in stockholders’ equity.

A vote in favor of this Proposal does not necessarily mean that we will issue all $30,000,000 worth of shares of our Common Stock at a 35% discount to the fair market value of our Common Stock between the date of our 2009 Annual Meeting and date six months after our 2009 Annual Meeting. Rather, these parameters represent an outer limit on the manner in which we may issue discounted securities, for which we are seeking stockholder approval. The exact number of securities to be authorized and the market value discount at which these securities will be sold, subject to a maximum offering price of $30,000,000, a maximum share issuance of 10,000,000 shares and a maximum fair market value discount of 35%, will be determined by our board of directors.

Basic Terms of Securities

We expect that the basic terms of the shares of Common Stock authorized pursuant to this Proposal would be identical to the Common Stock currently outstanding. The exact terms of any securities convertible into or exercisable for Common Stock that may be issued cannot be stated or estimated at the time of the filing of this proxy statement. Similarly, it is impracticable to describe the transaction in which such securities are to be issued because, at the time of the filing of this proxy statement, no such transaction has been identified. The exact terms of the securities, including, but not limited to, dividend or interest rate, conversion price, voting rights, redemption price, maturity dates and similar matters will be determined by our Board of Directors and we do not presently anticipate seeking from our stockholders further authorization of such securities prior to the issuance thereof unless required to do so by the Nasdaq Marketplace Rules.

Such securities will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Required Vote

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required by the Nasdaq Marketplace Rules for approval of this Proposal.

Recommendation of the Board

The Board recommends that stockholders vote FOR approval of the issuance of up to $30,000,000 worth of shares of our Common Stock and/or securities convertible into or exercisable for Common Stock, not to exceed 10,000,000 shares, in one or more related private placement transactions occurring on or prior to the date six months after our 2009 Annual Meeting, which shares would be issued at a maximum discount to the then fair market value of our Common Stock on the date(s) of issuance of 35%.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

EXECUTIVE OFFICERS

The following is a brief description of the capacities in which each of our executive officers, who is not also one of our directors or nominee for director, has served during the past five years and other biographical information. The biographies of our directors, Messrs. Carson, Dumont, Johnson, Kelly, Ragano and Richards, appear earlier in this proxy statement under “Proposal One: Election of Directors.”

Peter Kenefick, age 49, has been one of our Vice Presidents since October 2006 and Vice President of Optex since September 2007. He also acted as Optex’s General Manager from September 2007 until January 2008, when we employed a permanent General Manager for Optex. He joined us in April 2005 as Director of Advanced Systems. Prior to that time, from January 2001 until he joined us, Mr. Kenefick was Program Manager at Hamilton Sundstrand Sensor Systems, where he was responsible for development and low rate production of a highly complex military sensor system. From August 1994 to January 2001, Mr. Kenefick had program management assignments with BF Goodrich Aerospace, Space Flight Systems, culminating with his appointment as Director of Space Programs for that company. Prior to his affiliation with BF Goodrich, Mr. Kenefick had approximately 13 years of program management and engineering experience with aerospace and defense contractors. Mr. Kenefick holds a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Dr. Volkan Ozguz, age 53, has been one of our Senior Vice Presidents since March 2005 and Chief Technical Officer since March 2004. He has been with us since December 1995 in various management positions in research and development. Prior to joining us, Dr. Ozguz was a research scientist and lecturer at the University of California, San Diego. He is the author of numerous technical publications and is the inventor on several patents assigned to us. Dr. Ozguz holds a B.S. and M.S. in Electrical Engineering from Istanbul Technical University and a Ph.D. in Electrical Engineering from North Carolina State University.

Daryl Smetana, age 57, joined us in 1984 as a detector and cryogenics technologist. He has also served as a Project Engineer, Program Manager. In 1993, Mr. Smetana was promoted to Director of Programs. In 1994, he also served as Director of Business Management and, in 1996, as Deputy General Manager for our Advanced Technology Division. In 2003, Mr. Smetana became our Deputy Chief Operations Officer and served in that capacity until January 2006 when he became our Vice President of Operations, his current position. Mr. Smetana holds a B.S. in Physics from the California Polytechnic State University, Pomona and a degree in Audio Engineering from the College for Recording Arts in San Francisco.

John J. Stuart, Jr., age 69, joined us in January 1983 as our Manager of Special Projects and Communications, became our Chief Financial Officer and Treasurer in July 1985, a Vice President in June 1995, a Senior Vice President in November 1998 and Secretary in March 2001. He relinquished the position of Treasurer in February 1995. Effective October 1998, Mr. Stuart re-assumed the position of Treasurer in addition to his other responsibilities. Mr. Stuart is also a member of the Board of Directors of Optex (since December 30, 2005), Novalog (since October 1995), MSI (since October 1997), RedHawk Vision (since March 2000) and iNetWorks (since October 2000). During these periods Mr. Stuart has also served, and continues to serve, as Chief Financial Officer and Secretary of Optex, and as Chief Financial Officer of MSI, RedHawk Vision and iNetWorks. He was also Chief Financial Officer of Novalog from October 1995 to June 2001. In May 2002, he became Secretary of Novalog, and in October 2002, resumed the position of Chief Financial Officer of Novalog. Mr. Stuart holds a B.S. in Industrial Management from the Massachusetts Institute of Technology.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2008. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in the our Annual Report on Form 10-K for the fiscal year ended September 28, 2008. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

It is the responsibility of the Compensation Committee of our Board of Directors to oversee our general compensation policies; to determine the base salary and bonus to be paid to our Chief Executive Officer; and to make recommendations to the Board of Directors with respect to the base salary and bonuses to be paid each year to our executive officers other than the Chief Executive Officer, as well as compensation of our directors. In addition, the Compensation Committee administers our 2006 Omnibus Incentive Plan with respect to stock option grants and stock issuances made to the executive officers and directors. The two broad components of our executive officer compensation are base salary and incentive awards, either cash or equity-based. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee reviews the relationship of executive compensation to corporate performance and relative stockholder return. After approving the overall compensation packages, including equity-based awards, provided to each of our executive officers, the Compensation Committee makes a recommendation to the Board of Directors to accept such approval. The Compensation Committee believes that our current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

General Compensation Philosophy

We operate in a highly competitive and rapidly changing segment within the technology industry. The Compensation Committee believes that our compensation programs for executive officers should: a) be designed to attract, motivate and retain talented executives, b) be determined to be competitive, c) reward individuals based on the achievement of designated financial targets and individual contribution. Within this philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of other technology companies of similar size with which we compete for executive talent;

•	Provide annual executive officer incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	Strengthen the alignment of the interests of executive officers with those of stockholders by paying some or all of earned incentive awards as equity-based compensation.

Compensation Components and Process

The Compensation Committee’s conclusions on the compensation levels for the executive officers are based in part on executive compensation data including cash compensation and long-term incentive compensation drawn from information available in the public domain and from third-party proprietary sources such as the American Electronics Association, the AEA, and the National Association of Corporate Directors, the NACD, and also the recommendations of our Chief Executive Officer. For compensation comparison purposes, the Compensation Committee seeks to obtain data regarding organizations considered to be comparable from a variety of perspectives, in order to ensure that comparisons include both the relevant labor market for talent as well as business competitors. In that context, we typically refer to the executive survey information available from the AEA and the NACD for data on comparable technology-based enterprises to obtain a general understanding of current compensation practices. The Compensation Committee believes that external market pay practices help inform the organization on the competitiveness of its pay programs.

The Compensation Committee recommended base salary and performance metrics for executive officer incentive awards for fiscal 2008 to the Board of Directors on January 14, 2008, and the recommendation was adopted by the Board of Directors on January 15, 2008.

Summary of Fiscal 2007 and Fiscal 2008 Executive Compensation

A summary of executive compensation for fiscal 2007 and fiscal 2008 is presented in the following table. A discussion of each of the principal elements comprising this executive compensation follows this table.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. Carson	2008	280,779	—	—	—	—	(95,470)	53,854	239,163
Chief Executive Officer and President	2007	257,504	—	—	—	—	(37,535)	71,904	291,873
John J. Stuart, Jr.	2008	251,231	—	—	—	—	(97,710)	33,822	188,343
Chief Financial Officer, Senior Vice President, Secretary and Treasurer	2007	245,007	—	—	—	—	(38,172)	61,982	268,817
Volkan Ozguz	2008	248,352	11,956	43,605	—		—	10,516	314,429
Senior Vice President, Chief Technical Officer	2007	232,534	56,400	36,660	—		—	19,562	308,496
Daryl L. Smetana	2008	196,659	—	4,183	—		—	28,910	229,752
Vice President	2007	189,774	11,000	7,150	—		—	54,463	255,237
Peter Kenefick	2008	206,016	—	6,984	—		—	10,226	223,226
Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc.	2007	172,120	43,400	28,210	30,690		—	13,035	259,245

(1)	Fiscal 2007 bonus awards were declared for the named individuals in January 2008 based on performance against fiscal 2007 individual incentive targets established in December 2006, as measured upon filing of our Form 10-K in January 2008 and a discretionary grant for Mr. Kenefick. The sole fiscal 2008 bonus award was declared for Dr. Ozguz in January 2009 based on performance against fiscal 2008 individual incentive targets established in January 2008, as measured upon filing of our Form 10-K in January 2009. All bonus awards for fiscal 2007 and fiscal 2008 are payable 35% in cash and 65% in common stock under the 2006 Omnibus Incentive Plan.

(2)	Reflects stock portion of the bonus awards for fiscal 2007 and fiscal 2008 referred to in footnote (1) above.

(3)	Pension values declined in fiscal 2007 and fiscal 2008 because the named individuals remained employed with us, and the present value of projected future payment streams declined correspondingly. Nonqualified deferred compensation in our plan is derived from a market-based security, our Common Stock, and as such, does not contribute above-market earnings to the accounts of the named individuals.

(4)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan.” Amounts in this column also include the value of shares contributed to a Rabbi Trust to be held for the benefit of the named individuals pursuant to a non-qualified deferred compensation retirement plan. See “Non-Qualified Deferred Compensation Plan.”

Principal Elements of Executive Compensation

Base Salary. In determining executive compensation, we take into account overall expense control. Our Board of Directors approves initial annual base salary for newly hired executive officers based on comparable data for similar positions at peer companies, such as that available from the AEA and the NACD, and based on the recommendations of our Chief Executive Officer. Our Compensation Committee reviews all executive officer base salaries annually, taking into account both updated peer group data in the public domain and from third-party proprietary survey sources such as the AEA and the NACD and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control. Each of our executive officers undergoes an annual performance review with our Chief Executive Officer, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the Chief Executive Officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the Chief Executive Officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long-term career objectives.

To assist our Compensation Committee in reviewing executive officer performance in fiscal 2007 for fiscal 2008 compensation purposes and in fiscal 2006 for fiscal 2007 compensation purposes, our Chief Executive Officer provided the Compensation Committee with his analysis of the performance and potential of each executive officer, and made recommendations based on how well each executive officer executed on his individual performance plan while also taking into account compensation paid in comparable industries, as identified by the AEA and the NACD. In the case of the Chief Executive Officer, the Compensation Committee ranked his fiscal 2007 performance against goals set by the Compensation Committee early in fiscal 2007 and his fiscal 2006 performance against goals set by the Compensation Committee early in fiscal 2006. These considerations resulted in a recommendation for a 11.5% increase in the Chief Executive Officer’s base salary commencing in January 2008 and a 4% increase in his base salary commencing in January 2007. Recommendations to adjust base salaries of the Chief Executive Officer and other executive officers during fiscal 2008 were made by the Compensation Committee on January 14, 2008, ratified by the Board of Directors on January 15, 2008 and such adjustments took effect on January 2, 2008. Recommendations to adjust base salaries of the Chief Executive Officer and other executive officers during fiscal 2007 were made by the Compensation Committee on December 19, 2006, ratified by the Board of Directors on that same date and such adjustments took effect on January 1, 2007. Our compensation policies with respect to new hires or promotions are different as compared to annual adjustments because recruitment and promotion requires different consideration than retention. In that context, Mr. Kenefick, our Vice President of Electronic and Electro Optical Product Operations, received a 24% increase in his base salary in fiscal 2007 in recognition of his promotion to that position. In fiscal 2008, Mr. Kenefick received a 20% increase in his base salary in recognition of further increased responsibilities related to his acting as General Manager of the Company’s Optex Systems, Inc. subsidiary. All other executive officers’ base salaries, other than the CEO’s and Mr. Kenefick’s, were increased by a range of 2% to 4% in fiscal 2007 and fiscal 2008.

Discretionary Bonus. The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses to executive officers at the recommendation of the Chief Executive Officer. The Chief Executive Officer did not recommended any discretionary bonuses to executive officers for fiscal 2008, but did recommend a discretionary bonus to Mr. Kenefick in fiscal 2007.

Annual Incentive Awards Plan. We have an annual incentive awards plan for executives to more closely align executive compensation with our annual operating plan as measured by financial results. Incentive targets for each executive officer are determined by the Compensation Committee after considering the recommendation of our Chief Executive Officer. Annual incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. The threshold for earning incentive awards for fiscal 2008 was set at attaining 90% of our total target revenues or the revenues of the respective business unit for which the executive was responsible and at attaining 70% for other metrics. Achievement of the threshold award level was to result in 50% of the target bonus associated with each metric for each executive, with bonus awards increasing linearly as achievement exceeded threshold levels up to 100% of the target bonus being earned at full achievement of performance targets. For achievement above target, awards were to increase proportionately to the percentage increase in the metric above target up to a maximum of 200%.

For fiscal 2008 and fiscal 2007, annual incentive award targets for executive officers were established for payments to be made with a combination of stock awards vesting over time and cash. Both stock and cash awards for fiscal 2008 and fiscal 2007 were based on performance measurements within a twelve month period, so they are not considered long-term incentive awards as discussed below, even though a portion of such stock awards do not become fully vested upon grant. One named executive officer, Dr. Ozguz, partially met incentive bonus award targets as determined by final results for fiscal 2008. Dr. Ozguz’s incentive award resulted from achievement of his fiscal 2008 threshold business unit revenue target of $9.1 million. The incentive award to Dr. Ozguz, based on performance metrics for fiscal 2008, has been approved by the Compensation Committee and the Board, effective with the filing of our Initial Form 10-K for fiscal 2008, but has not yet been paid. The stock component will be paid with shares of common stock, one-third of which shares will be immediately vested and the remaining two-thirds of which will vest upon each anniversary of the filing of the fiscal 2008 Form 10-K over a two-year period, so long as Dr. Ozguz remains in our service.

Three named executive officers, Dr. Ozguz, Mr. Smetana and Mr. Kenefick, partially met incentive award targets as determined by final results for fiscal 2007. Dr. Ozguz’s incentive award resulted from a combination of nearly full achievement of the fiscal 2007 approximate $10.8 million revenue target and partial achievement of the 25% gross profit percentage target of the business unit for which he is responsible. Mr. Smetana’s incentive award resulted from the percentage of his aggregate target award potential being based upon the revenue achievement of Dr. Ozguz’s business unit to which Mr. Smetana provides oversight and support. Mr. Kenefick’s incentive award also partially resulted from the revenue achievement of Dr. Ozguz’s business unit, with which a portion of Mr. Kenefick’s operations shares staff and equipment. The balance of Mr. Kenefick’s incentive award was derived from partial achievement of the 25% gross profit percentage target of the business unit for which he is responsible. The stock components of the incentive awards to Dr. Ozguz, Mr. Smetana and Mr. Kenefick, based on performance metrics for fiscal 2007, were paid with shares of common stock issued on January 22, 2008, one-third of which shares were immediately vested and the remaining two-thirds of the shares will vest upon each anniversary over a two-year period, so long as the recipients remain in our service.

Fiscal 2009 annual incentive award targets for executive officers were established in January 2009, based on performance targets for the various business units, as well as those of our total business. Threshold criteria for award of fiscal 2009 incentive awards remained at 90% for revenue targets and 70% for other performance metrics, the same as those for fiscal 2008. The two named executive officers that are operationally responsible for specific business units, Dr. Ozguz and Mr. Kenefick, have fiscal 2009 incentive award targets related to the revenue, gross profit percentage and earnings before interest and taxes (“EBIT”) of their respective business units. Dr. Ozguz and Mr. Kenefick also have 10% of their respective target bonus potential related to the revenue of each other’s business unit with which they share staff and equipment. The fiscal 2009 incentive award targets for Mr. Carson, the CEO, Mr. Stuart, the CFO, and Mr. Smetana, the Vice President of Operations, contain elements related to total revenue, EBIT and earnings before interest, taxes, depreciation and amortization, or EBITDA, of the consolidated business. Accordingly, incentive awards for these individuals will be substantially more difficult to achieve because of the requirement for the consolidated business to achieve at least 90% of the total revenue target, 50% of the EBIT target and 70% of the EBITDA target in fiscal 2009, regardless of whether any of the business units exceed their threshold targets. The fiscal 2009 incentive award targets for Mr. Carson, the CEO, and Mr. Stuart, the CFO, also contain an element that will be paid if a pending sale of patents closes for an aggregate sales price of $7 million or greater.

Long-Term Equity-Based Incentive Awards. The goal of our long- term, equity-based incentive awards is to serve as a long term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake. The Compensation Committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s corporate position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance and his or her potential for future responsibility and promotion. Our Chief Executive Officer historically has made recommendations to our Board of Directors and Compensation Committee regarding the amount of stock and stock options and other compensation to grant to our other named executive officers based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when grants are made of stock or stock options. We do not require a minimum stock ownership by our executive officers.

Under our 2006 Omnibus Incentive Plan, the development of which took into account certain advice of a compensation consultant, we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, non-vested stock and non-vested stock units, performance awards and other stock grants. Prior to fiscal 2007, we chose largely to use stock options for purposes of providing long-term incentives since we believed they could provide incentives that are commensurate with total stockholder return and employee retention. While we have continued to utilize the grant of stock options to officers and directors in recognition of special circumstances, starting in fiscal 2007 we changed our standard executive compensation practice to emphasize an “earned bonus” concept, with the amount of the bonus based on attainment of pre-specified internal measures related to the executive’s areas of responsibility and to de-emphasize the use of stock options as the primary element of our incentive compensation. We made this change to more closely align the value of incentive payments with the current performance of each executive, rather than primarily relying on the incentives derived from stock options, whose value is based partially on the performance of the corporation as a whole and partially by market forces outside of the control of the executive. We plan to pay any such earned bonuses generally by awarding 65% of said bonuses in stock valued at the closing price of our common stock four trading days after our Form 10-K is filed for the fiscal year in which the bonuses are earned and the 35% remainder in cash. The stock component of such an award typically vests in three equal annual increments with the first one-third vesting immediately upon grant. We believe that this approach will offer a more immediate incentive to achievement of pre-specified performance goals while still providing an incentive to work towards achieving increases in the value of our common stock. In contrast, stock options only provide actual economic value to the executive officer if the market price of our shares appreciates over the option term. We continue to believe that time-vesting incentive awards, whether of nonvested stock or stock option grants, offers an incentive for executive retention. Lastly, changes in the financial accounting standards for share based compensation that became effective in our fiscal 2006 eliminated the accounting benefit from the issuance of stock options that previously existed, and we believe our current incentive compensation program should provide greater incentives for our executives at the same or lesser cost than continuing our previous primary reliance on stock options.

In fiscal 2008, we made stock option grants to executive officers in recognition of extraordinary demands placed upon such individuals by the Company’s financial circumstances. The compensation amounts shown for stock options in the Summary Compensation Table are calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) and represent the amount of compensation earned during fiscal 2007 and fiscal 2008 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of SFAS 123(R).

The stock options we granted in fiscal 2008 to named executive officers were to John Carson and John Stuart and amounted to options to purchase 60,000 shares and 30,000 shares, respectively, or approximately an aggregate of 1.0% of our presently outstanding common stock. These options were granted to Mr. Carson and Mr. Stuart on March 5, 2008, pursuant to action taken at a meeting of our Compensation Committee on that date. The material terms of the stock options granted to these named executive officers in fiscal 2008 included: (a) exercise price of $13.00 per share, which was greater than the fair market value of our Common Stock on the grant date; (b) 25% of grant vesting at September 30, 2008, March 31, 2009, September 30, 2009 and March 31, 2010; and (c) ten year term.

Grants of stock or stock options provided to executive officers are typically granted pursuant to action by the Compensation Committee either by unanimous written consent or at a duly constituted meeting of the Compensation Committee in person on the same day as a regularly scheduled meeting of the Board of Directors, in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such a Compensation Committee meeting is usually scheduled well in advance, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not our Board of Directors or Compensation Committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The date of our stock or stock option grants is the date our Board of Directors or

Compensation Committee meets to approve such grants or the date our Compensation Committee executes its action by unanimous written consent regarding such approval. In accordance with our 2006 Omnibus Incentive Plan, the exercise price of all stock options is set to be equal or greater than the closing price of our common stock as reported by the Nasdaq Capital Market on the date of the stock option grants. Option grants to non-executive employees typically have historically occurred in conjunction with their ongoing performance review, or shortly after hire, either upon the next scheduled meeting of the Board and Compensation Committee or pursuant to unanimous written consent of the Compensation Committee.

If the Board of Directors determined that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

A summary of both long-term incentive plan awards and 2006 Omnibus Plan awards to named executive officers for fiscal 2008 is presented in the following table:

Grants of Plan-Based Awards for Fiscal 2008

All Other
Option
								All Other	Awards:
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Number of	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Securities	Base Price
		Plan Awards(1)			Awards(1)			Shares of	Underlying	of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

John C. Carson	3/05/08	—	—	—	—	—	—	—	60,000	13.00
Chief Executive Officer and President
John J. Stuart, Jr.	3/05/08	—	—	—	—	—	—	—	30,000	13.00
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—	—	—	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	—	—	—	—	—	—	—	—	—
Vice President
Peter Kenefick	—	—	—	—	—	—	—	—	—	—
Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc.

(1)	All incentive plan awards to date, both non-equity and equity, have performance periods equal to the fiscal year. Therefore, no multiple year estimates are provided.

Outstanding equity awards held by named executive officers at fiscal 2008 year-end, September 28, 2008, are shown in the following table:

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan					Plan Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. Carson	15,000	—	—	21.90	3/01/15	—	—	—	—
Chief Executive	10,000			26.40	9/20/15	—	—
Officer and President	15,000			36.20	3/02/14	—	—
	60,000			13.00	3/05/18	60,000	—
John J. Stuart, Jr.	2,400	—	—	11.60	4/16/12	—	—	—	—
Chief Financial	7,500			26.40	9/20/15	—	—
Officer, Senior Vice	15,000			36.20	3/02/14	—	—
President, Secretary	30,000			13.00	3/05/18	30,000	—
and Treasurer
Volkan Ozguz	1,500	—	—	10.40	3/25/13	—	—	—	—
Senior Vice President,	1,500			11.50	12/03/11
Chief Technical	1,448			11.60	4/16/12
Officer	1,500			21.50	3/16/15
	5,000			26.40	9/20/15
	1,393			28.50	3/29/14
Daryl L. Smetana	2,500	—	—	11.50	12/03/11	—	—	—	—
Vice President	1,200			21.50	3/16/15
	900			26.40	9/20/15
	1,393			28.50	3/29/14
Peter Kenefick	1,600		—	14.10	6/06/12		—	—	—
Vice President of	1,500	1,125		17.00	5/10/15	375	—
Irvine Sensors	720			26.40	9/20/15
Corporation and Vice President and formerly General Manager of Optex Systems, Inc.

Option exercises by named executive officers and stock held by named executive officers that vested during fiscal 2008 are shown in the following table;

Option Exercises and Stock Vested for Fiscal 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John C. Carson	21,500	—	—	—
Chief Executive Officer and President
John J. Stuart, Jr.	3,750	—	—	—
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	—	—	—
Vice President
Peter Kenefick	—	—	—	—
Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc.

Non-Qualified Deferred Compensation Plan. We maintain a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with us, including three executive officers and other non-executive employees. This plan was established to recognize long term service and motivate such employees to continue their employment with us. Annual contributions are made at the discretion of our Board of Directors. All contributions are of our common stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. In October 2007, the Board of Directors authorized a fiscal 2008 contribution to the deferred compensation plan in the amount of 10,000 shares of common stock valued at $99,000. In December 2006, the Board of Directors authorized a fiscal 2007 contribution to the deferred compensation plan in the amount of 10,000 shares of common stock valued at $205,000. The Board of Directors has historically contributed 10,000 shares of common stock to the deferred compensation plan each fiscal year so long as such contribution does not exceed approximately $262,000 in value, but there is no assurance that this practice will be continued in the future. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditors’ claims. Shares in this plan are fully vested and may be distributed to each plan beneficiary when they retire or terminate from service with us. We amended the Non-Qualified Deferred Compensation Plan in fiscal 2008 to comply with technical requirements of Section 409A of the Internal Revenue Code.

Non-Qualified deferred compensation of named executive officers for fiscal 2008 is shown in the following table:

Non-Qualified Deferred Compensation for Fiscal 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

John C. Carson	—	24,978	(169,133)	—	18,141
Chief Executive Officer and President
John J. Stuart, Jr.	—	20,186	(136,609)	—	14,652
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	18,879	(127,719)	—	13,700
Vice President
Peter Kenefick	—	—	—	—	—
Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc.

Employee Stock Bonus Plan. All of the Company’s employees participate in the Employee Stock Bonus Plan, which we refer to as the ESBP, which is a tax-qualified retirement plan established by us in fiscal 1982 and funded annually with stock contributions thereafter to encourage employee retention and align employee interests with those of outside stockholders. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in our contribution to the ESBP in any fiscal year of the ESBP, which we refer to as the Plan Year, an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by us at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus, we have not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. In fiscal 2008, an employee’s account vested at a rate of 20% per year and was 100% vested after five years of employment or upon attaining age 65, whichever comes first. Participants are allowed to diversify contributions made in shares of the Company’s stock into other investment options after having attained three years of service. There are no special vesting rates for executives. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal year ended September 30, 2007, we contributed 60,000 shares of common stock to the ESBP valued at $1,230,000 as of the date of contribution. In the fiscal year ended September 28, 2008, we contributed 501,010 shares of common stock to the ESBP valued at $1,400,000 as of the date of contribution. Historically, we have contributed approximately 10% of gross annual payroll to the ESBP, but there is no assurance that we will continue this practice in the future. The value of contributions to the accounts of the named executive officers for fiscal 2007 and fiscal 2008 have been included in “All Other Compensation” in the Summary Compensation Table based on valuation at September 30, 2007 and September 28, 2008, the last dates of the respective fiscal years, when allocations were made to participant accounts.

Perquisites. Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions, except as described below. Our executive officers all participate in our Employee Stock Bonus Plan, a tax-qualified retirement plan made available to all full-time employees. In addition, three of the executive officers are long term employees who participate in the Non-Qualified Deferred Compensation Plan, under which the Board authorized the contribution of 10,000 shares of common stock valued at $99,000 for fiscal 2008. For further details regarding the Employee Stock Bonus Plan and the Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.” Mr. Carson and Mr. Stuart our Chief Executive Officer and our Chief Financial Officer,

respectively, are eligible for retirement benefits pursuant to our Executive Salary Continuation Program. For further details regarding our Executive Salary Continuation Program, see “Post Employment Compensation — Executive Salary Continuation Plan.” Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide post-retirement health coverage for our executives or employees. However, we have previously provided post-employment compensation payments to two retired executives and have the obligation to do so for two current executives upon their retirement. In addition, three of our executives participate in a non-qualified deferred compensation plan, as described above. Further, all full time employees, including our executives, are eligible to participate in our tax-qualified retirement plan.

Executive Salary Continuation Program. We adopted an Executive Salary Continuation Program, which we refer to as the ESCP, in 1996 to provide retirement benefits to certain executive officers, two of which, Mr. Carson and Mr. Stuart, are still employed by us and eligible for benefits pursuant to the ESCP upon retirement. On December 26, 2007, the ESCP was amended and restated to comply with technical final implementation regulations of Section 409A of the Internal Revenue Code. The ESCP is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The ESCP pays out benefits upon retirement based upon a combination of the executive’s age and years of service with us. Upon retirement, ESCP participants are entitled to receive benefits for the remainder of their lifetime, however, neither a surviving spouse nor any other beneficiary of the participant is entitled to receive benefits upon the participant’s death, whether or not such occurs prior to commencing benefits or after benefits have been paid. The ESCP currently provides lifetime post-retirement deferred compensation to two of our retired executives aggregating $184,700 per annum. Based upon their respective ages and years of service, our present Chief Executive Officer and President, John C. Carson, and our present Senior Vice-President and Chief Financial Officer, John J. Stuart, Jr., are also eligible for lifetime post-retirement deferred compensation upon their separation from service with us. Both Mr. Carson’s and Mr. Stuart’s benefits under the ESCP are fixed at $137,000 per annum, an amount that was unchanged by the amendment and restatement of the ESCP in December 2007. Pursuant to Section 409A, the amendment and restatement of the ESCP requires any benefits paid to Mr. Carson or Mr. Stuart under the ESCP to be delayed for six months following their respective separations from service. The amendment and restatement of the ESCP in December 2007 also eliminated the requirement that participants under the ESCP enter into post-retirement consulting contracts with us. The ESCP was originally adopted in recognition of the extensive prior contributions to us of the participants who were nearing retirement age and as an incentive for retention of the participants who were not yet near retirement age.

The benefits associated with the ESCP as of September 28, 2008 are shown in the following table:

Pension Benefits for Fiscal 2008

			Present	Payments
			Value of	During
		Number of Years	Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John C. Carson Chief Executive Officer and President	Executive Salary Continuation Program	38	1,203,806	—
John J. Stuart, Jr. Chief Financial Officer, Senior Vice President, Secretary and Treasurer	Executive Salary Continuation Program	32	1,239,101	—
Volkan Ozguz Senior Vice President, Chief Technical Officer	—	—	—	—
Daryl L. Smetana Vice President	—	—	—	—
Peter Kenefick Vice President of Irvine Sensors Corporation and Vice President and formerly General Manager of Optex Systems, Inc.	—	—	—	—

Non-Qualified Deferred Compensation Plan. We maintain the Non-Qualified Deferred Compensation Plan for certain key employees with long-term service with us. Annual contributions are made at the discretion of our Board of Directors. All contributions are of our common stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. Shares in this plan may be distributed to each plan beneficiary when they terminate or retire from service. For a further discussion of the Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.”

Employee Stock Bonus Plan. All of our full-time employees are eligible to participate in the ESBP, which is a tax-qualified retirement plan. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus we have not contributed any cash to the ESBP. All executive officers named in the Summary Compensation Table participate in the ESBP. For a further discussion of the ESBP, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.”

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Employment Contracts. We do not have employment contracts with any of our current named executive officers. Accordingly, the employment of any of our current named executive officers may be terminated at any time at our discretion.

Termination of Employment, Change-in-Control. We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control except as set forth below

Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Omnibus Incentive Plan and our prior option plans generally provide for accelerated vesting of such grants immediately prior to the effective date of a change in control, unless the obligations of the nonvested securities are assumed by the successor corporation or its parent, or the value of such nonvested securities are replaced by a cash incentive program of the successor corporation or its parent that provides for the realization of said value no later than the original vesting date of the replaced nonvested securities. Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Omnibus Incentive Plan also become fully vested in the event of

Ordinary Retirement, which is defined to be retirement on or after the date at which the sum of the retiree’s age and number of years of employment with us exceeds eighty-five (85) years for employees or, if the holder of the nonvested security is a non-employee director, when the number of years of service to us exceeds five (5) years. Of our existing named executive officers, only Mr. Carson and Mr. Stuart presently meet the criteria for Ordinary Retirement. All of our current non-employee directors, except Mr. Johnson, meet the criteria for Ordinary Retirement. The 2006 Omnibus Plan also permits the Compensation Committee or the Board to make future nonvested grants of options or restricted stock to executive officers and directors that vest upon said executive officers and directors termination from service with us under other conditions.

As discussed above, all of our full-time employees, including all of our named executive officers, participate in the ESBP and are eligible for distribution of benefits thereunder upon their retirement. Mr. Carson, Mr. Stuart and Mr. Smetana are the only named executive officers who are participants in the Non-Qualified Deferred Compensation Plan and are thus eligible for distribution of benefits thereunder. Mr. Carson and Mr. Stuart are the only named executive officers who are eligible for retirement benefits under our Executive Salary Continuation Program. See “Compensation Discussion and Analysis — Principal Elements of Executive Compensation” for a further discussion of the ESBP, the Non-Qualified Deferred Compensation Plan and the Executive Salary Continuation Program.

Principal Elements of Director Compensation

Directors who are our employees are not separately compensated for their services as directors or as members of committees of the Board. Directors who were not our employees received a quarterly retainer of $2,500, $1,500 for each board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended in fiscal 2008. These amounts were unchanged from director compensation for fiscal 2007 as recommended by the Compensation Committee in its meeting of January 14, 2008 and ratified and approved by the Board on January 15, 2008. In the future, any adjustments to director compensation will be approved by the Compensation Committee. Before its termination in June 2006, our 2003 Stock Incentive Plan provided for certain automatic grants of stock options to non-employee directors. The 2003 Stock Incentive Plan and all other of our prior stock option plans then in effect were terminated in June 2006 upon the adoption of our 2006 Omnibus Incentive Plan in June 2006 by our stockholders. Under the 2006 Omnibus Incentive Plan, the Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors. All outstanding options held by directors, whether pursuant to the automatic or discretionary provisions of our option plans, have a term of ten years and an exercise price equal to the then-current market price of our Common Stock.

In March 2008, under our 2006 Omnibus Incentive Plan, we issued to each of Dr. Mel Brashears (a former director) and Messrs. Carson, Dumont, Kelly, Richards and Gen. Ragano, options to purchase 10,000, 60,000, 8,000, 5,000, 5000 and 3,000 shares of our common stock, respectively. Since Mr. Carson also serves as our Chief Executive Officer, the option grant to him was previously discussed above under Long-Term Equity-Based Incentive Awards for named executive officers. The material terms of the stock options granted to these directors in March 2008 included: (a) exercise price of $13.00 per share, which was greater than the fair market value of our Common Stock on the grant date; (b) 25% of grant vesting at September 30, 2008, March 31, 2009, September 30, 2009 and March 31, 2010; and (c) ten year term. In July 2008, under our 2006 Omnibus Incentive Plan, we issued to Mr. Johnson, in recognition of his election to the Board, an option to purchase 5,000 shares of our common stock. The material terms of this stock option included: (a) exercise price of $1.70 per share, which was equal to the fair market value of our Common Stock on the grant date; (b) 25% of grant vesting at January 30, 2009, July 30, 2009, January 30, 2010 and July 30, 2010; and (c) ten year term.

In January 2008, under our 2006 Omnibus Incentive Plan, we issued to each of Dr. Brashears (a former director) and Messrs. Dumont, Kelly, Clifford Pike (a former director), Richards and Gen. Ragano, restricted stock awards of 10,000 shares, 6,000 shares, 6,000 shares, 5,000 shares, 4,000 shares and 4,000 shares, respectively. Of the restricted shares granted, 3,000 shares, 3,000 shares, 2,000 shares and 2,000 shares granted to Messrs. Dumont, Kelly, Richards and Gen. Ragano, respectively, are presently nonvested with vesting occurring in three successive annual installments following the date of the grant. Mr. Pike’s award was fully vested on the date of grant. As a result of Mr. Pike’s retirement in July 2008 and Dr. Brashears’ resignation from the Board in August 2008, all of the nonvested stock previously granted to them became vested pursuant to the Ordinary Retirement provisions of the 2006 Omnibus Incentive Plan.

On December 28, 2007, we entered into a Consulting Termination Agreement and Release with Chris Toffales, our former director and consultant, and CTC Aero, LLC, a limited liability company wholly-owned by Mr. Toffales. Pursuant to this agreement, the consulting agreement by and among us, CTC and Mr. Toffales, which was amended and restated as of December 30, 2005, was terminated. In consideration for prior consulting services rendered to us, we issued to Mr. Toffales (i) 50,000 shares of restricted stock under our 2006 Omnibus Incentive Plan, which shares vested in full on January 6, 2008, and (ii) an additional 50,000 shares under the 2006 Omnibus Incentive Plan on January 7, 2008, which shares were fully vested upon issuance. Pursuant to the agreement, we also made a cash payment to each of Mr. Toffales and CTC in the amount of $500 and the parties to the agreement released all claims against the other parties and certain of their affiliates. Mr. Toffales, CTC, we and our subsidiaries have no further obligations under the consulting agreement or any prior consulting agreement among us. In addition, the agreement provided that Mr. Toffales resign from our Board of Directors, which resignation became effective on December 28, 2007. The value assigned to the shares issued under the agreement, based on the $8.00 per share closing price of our common stock on December 28, 2007, is approximately equal to unpaid amounts previously accrued under the consulting agreement as services were performed.

Compensation of directors in fiscal 2008 is presented in the following table. Some of the fees earned in fiscal 2008 have not yet been paid in cash. The value of stock awards is the expense recorded by us pursuant to SFAS 123(R). We do not include a provision for forfeiture related to future service and vesting in that expense. The actual compensation realized from stock awards can be higher or lower than the compensation expense recognized for purposes of SFAS 123(R). Mr. Carson, who is our Chief Executive Officer, does not also receive compensation for his service as a director.

Director Compensation for Fiscal 2008

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mel R. Brashears (former director)	31,000	107,500	—	—	—	—	138,500
John C. Carson	—	—	—	—	—	—	—
Marc Dumont	48,250	36,000	—	—	—	—	84,250
Jack Johnson	6,900	—	500	—	—	—	7,400
Thomas M. Kelly	48,250	33,000	—	—	—	—	81,250
Clifford Pike (former director)	40,850	73,100	—	—	—	—	113,950
Frank Ragano	34,000	24,000	—	—	—	—	58,000
Robert G. Richards	33,000	24,000	—	—	—	—	57,000
Chris Toffales (former director)	8,500	—	—	—	—	—	8,500

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the principal executive officer and to each of the three other most highly compensated officers (other than the principal financial officer) to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during fiscal 2008 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during fiscal 2009 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2008, Mr. Dumont, and Dr. Kelly served on the Compensation Committee. Until his retirement in July 2008, Mr. Pike also served on the Compensation Committee. Mr. Richards became a member of the Compensation Committee in July 2008 to fill the vacancy created by Mr. Pike’s retirement. None of the members of the Compensation Committee was at any time during fiscal 2008 or at any other time our officer or employee. None of our executive officers has, during fiscal 2008, served on the board or the Compensation Committee of any other entity, any of whose officers served either on our Board or our Compensation Committee.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed Irvine Sensors Corporation’s compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in the Irvine Sensors Corporation definitive proxy statement on Schedule 14A for its 2009 annual meeting of stockholders, and in its annual report on Form 10-K/A for the fiscal year ended September 28, 2008.

The foregoing report was submitted by the compensation committee of the board of directors and shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C promulgated by the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The foregoing report shall be deemed furnished in the Annual Report on Form 10-K and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 as a result of such furnishing.

Submitted by the fiscal 2008 Compensation Committee of the Irvine Sensors Corporation’s Board of Directors:

Marc Dumont (Chairman)
Thomas M. Kelly
Robert G. Richards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our Common Stock as of January 19, 2009, by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The percentages shown in the table are based on 5,641,792 shares of common stock outstanding on January 19, 2009. Shares of common stock subject to options, warrants or other convertible securities which are exercisable within 60 days of January 19, 2009, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

						Percent of
	Sole Voting or		Shared Voting or		Aggregate Beneficial	Beneficial
Name	Investment Power		Investment Power		Ownership	Ownership(1)

John C. Carson	201,444	(2)(3)	2,566,161	(14)(15)(16)	2,767,605	48.8%
Marc Dumont	22,952	(4)	—		22,952	*
Jack Johnson	1,250	(5)	—		1,250	*
Thomas M. Kelly	21,098	(6)	—		21,098	*
Peter Kenefick	16,889	(7)	—		16,889	*
Volkan Ozguz	33.455	(8)	—		33.455	*
Frank Ragano	9,433	(9)	—		9,433	*
Robert G. Richards	56,521	(10)			56,521	1.0%
Daryl L. Smetana	36,153	(11)	—		36,153	*
John J. Stuart, Jr.	91,993	(3)(12)	2,566,161	(14)(15)(16)	2,289,267	40.3%
All current directors and executive officers as a group (10 persons)	491,188	(13)	2,566,161	(14)(15)(16)	3,057,349	52.9%
5% Stockholders Not Listed Above:
Wilmington Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan	—		2,497,700	(15)	2,497,700	44.3%
FirstMark Capital, L.L.C.(19)	548,414	(17)(18)	—		548,414	9.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Shares owned and percentages for Mr. Carson, Mr. Stuart and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of common stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson and Mr. Stuart are members, and by extension the group of all current directors and executive officers which includes Mr. Carson and Mr. Stuart, and are thereby deemed to each hold the voting or investment power of the shares of common stock held by those Plans. (See footnotes 14, 15 and 16).

(2)	Includes 33,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 19, 2009. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.

(3)	Reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 15). Also reflects shares held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 16).

(4)	Includes 6,400 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009.

(5)	Includes 1,250 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009.

(6)	Includes 8,150 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009.

(7)	Includes 3,445 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 15).

(8)	Includes 12,343 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 15).

(9)	Includes 3,250 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009.

(10)	Includes 34,650 shares issuable upon exercise of common stock options exercisable within 60 days January 19, 2009. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 15).

(11)	Includes 5,993 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 15). Also reflects shares held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 16).

(12)	Includes 26,404 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 32,400 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 15). Also reflects shares held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 16).

(13)	Includes 141,381 shares issuable upon exercise of common stock options exercisable within 60 days of January 19, 2009, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(14)	The named individual is a member of the Administrative Committee (see footnote 15) and the Deferred Plan Administrative Committee (see footnote 16), and has shared voting and investment power over the shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(15)	An administrative committee, which we refer to as the Administrative Committee, currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(16)	An administrative committee, which we refer to as the Deferred Plan Administrative Committee, currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Deferred Compensation Plan, for the benefit of our key employees who are participants in such plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.

(17)	Includes (i) 7,701 shares issued upon conversion of accrued interest under Series 1 and Series 2 notes, (ii) 92,812 shares issued upon exercise of Series 1 and Series 2 warrants and (iii) an additional 447,901 shares issuable upon exercise of Series 1 and Series 2 warrants, all subject to a blocker that would prevent such stockholder’s and its affiliates’ aggregate ownership at any given time from exceeding 9.9% of our outstanding common stock. The number of shares and percentage shown reflect the 9.9% limitation applied.

(18)	Does not include an additional approximately 32,706 shares that may be issuable upon conversion of accrued and unpaid interest under the Series 1 and Series 2 notes.

(19)	Based on a Schedule 13D filed on August 25, 2008 with the SEC, FirstMark Capital, L.L.C. is the investment manager/advisor of, and exercises sole investment discretion over, FirstMark III, L.P., a Delaware limited partnership, formerly known as Pequot Private Equity Fund III, L.P., and FirstMark III Offshore Partners, L.P., a Cayman Islands limited partnership, formerly known as Pequot Offshore Private Equity Partners III, L.P., and as such, has voting and dispositive power over these shares. The address of FirstMark Capital, L.L.C. is 1221 Avenue of the Americas, New York, NY 10020. The executive officers of FirstMark Capital, L.L.C. are Messrs. Gerald Poch, Lawrence D. Lenihan, Jr., Amish Jani, Richard Heitzmann and Brian Kempner and the controlling shareholders are Messrs. Poch and Lenihan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of September 28 2008 with respect to the shares of our Common Stock that may be issued under our 2006 Omnibus Incentive Plan, which is our only currently existing equity compensation plan, and our prior equity compensation plans that were terminated in June 2006, except for obligations to issue shares pursuant to options previously granted.

	A	B	C
			Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for Future
	be Issued Upon	Exercise Price of	Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected
Plan Category	Warrants and Rights	and Rights ($)	in Column A)

Equity Compensation Plans Approved by Stockholders(1)	431,598	20.96	103,570
Equity Compensation Plans Not Approved by Stockholders(2)(3)	53,736	29.69	—
Total	485,334	21.93	103,570

(1)	Consists of the 2006 Omnibus Incentive Plan, the 2003 Stock Incentive Plan, and the 2001 Irvine Sensors Corporation Stock Option Plan.

(2)	Consists of the 2001 Non-Qualified Stock Option Plan, which we refer to as the 2001 Supplemental Plan, and the 2000 Non-Qualified Option Plan, which we refer to as the 2000 Supplemental Plan. Some of our directors and officers hold options issued under these plans.

(3)	60,000 shares have also been contributed by us to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined at the discretion of our Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

Non-Stockholder Approved Plans

As of January 19, 2009, we had options outstanding under two non-stockholder approved equity incentive plans, the 2000 Supplemental Plan and the 2001 Supplemental Plan, which were terminated upon the approval of the Company’s 2006 Omnibus Incentive Plan in June 2006, subject to the obligation to issue shares pursuant to options previously issued.

Under the 2001 Supplemental Plan, option grants were made to our employees (or employees of any parent or subsidiary corporation) who were neither officers nor Board members at the time of the option grant. Under the 2000 Supplemental Plan, option grants were made to our employees, directors or consultants (or employees, directors or consultants of any parent or subsidiary corporation). Options under the 2000 Supplemental Plan and the 2001 Supplemental Plan, which together we refer to as the Supplemental Option Plans, typically vest and become exercisable in a series of installments over the optionee’s period of service with us. Each outstanding option under the 2000 Supplemental Plan will vest in full on an accelerated basis in the event our business is acquired. Each outstanding option under the 2001 Supplemental Plan will vest in full on an accelerated basis in the event our business is acquired and that option is not assumed or replaced by the acquiring entity. Each option granted under either of the Supplemental Option Plans has a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under Federal tax law.

As of September 28, 2008, options covering 4,000 shares of Common Stock were outstanding, no shares had been issued and there were no outstanding share right awards under the 2000 Supplemental Plan. The 2000 Supplemental Plan was terminated in June 2006. As of September 28, 2008, options covering 52,957 shares of Common Stock were outstanding, 70,888 shares had been issued and there were no outstanding share right awards under the 2001 Supplemental Plan. The 2001 Supplemental Plan was terminated in June 2006.

In September 2002, we authorized a non-qualified deferred compensation retirement plan for key employees with service then in excess of twelve years. Contributions to this plan are determined at the discretion of our Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. 60,000 shares of our Common Stock have been contributed to the Rabbi Trust over the period June 2003 through September 28, 2008. The plan is unfunded, and participants’ accounts represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service with us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Since the beginning of fiscal 2008, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading “Compensation Discussion and Analysis” and other than the transactions described below. Each of the transactions described below was reviewed and approved or ratified by our Audit Committee. It is anticipated that any future transactions between us and our officers, directors, principal stockholders and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and that such transactions will be reviewed and approved by our Audit Committee and a majority of the independent and disinterested members of the Board.

In December 2005, we amended and restated our consulting agreement entered into in May 2005 and amended in August 2005, with one of our then directors, Chris Toffales, and his consulting firm, CTC Aero, LLC, of which he is sole owner. The December 2005 amendment extended the term of the agreement from one year to three years, increased the monthly consulting fee for business development services from $15,000 to $21,000 per month and changed the terms for payment of any fee that could have been earned by CTC Aero and Mr. Toffales in connection with potential acquisition activities of the Company. In accordance with this agreement Mr. Toffales earned a fee of $500,000 as a result of the acquisition of Optex plus due diligence fees and expenses of $20,300. Pursuant to the December 2005 amendment, we also were to pay an additional amount in cash equal to 35% of the acquisition related fee and future acquisition fees, if any, were to be payable in unregistered shares of our common stock in an amount equal to between 5% and 1% of the total purchase price paid by us for such acquisition, which percentage was to decrease based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The minimum acquisition related fee, if any, remained unchanged by the December 2005 amendment at $150,000. The acquisition related fee and other amounts due to Mr. Toffales under the consulting agreement were retired in December 2007 pursuant to a Consulting Termination Agreement and Release (the “Release”). Pursuant to the Release, the consulting agreement by and among the Company, CTC and Mr. Toffales, as amended and restated in December 2005, was terminated. In consideration for prior services rendered to the Company, (i) we issued to Mr. Toffales 50,000 shares of restricted common stock of the Company under the Company’s 2006 Omnibus Incentive Plan, which shares vested in full on January 6, 2008, and (ii) we issued to Mr. Toffales an additional 50,000 shares of unrestricted common stock of the Company under the Company’s 2006 Omnibus Incentive Plan on January 7, 2008. In addition, we also made a cash payment to each of Mr. Toffales and CTC in the amount of $500, and the parties to the Release released all claims against the other parties and certain of their affiliates. The Release further provided that Mr. Toffales resign from our Board of Directors, which resignation became effective on December 28, 2007, and as a consultant to the Company, which resignation became effective in January 2008. The value assigned to the shares issued under the Release, $800,000, based on the $8.00 per share closing price of the Company’s common stock on December 28, 2007, was approximately equal to unpaid amounts previously accrued under the terminated consulting agreement as services were performed thereunder. CTC Aero also earned a fee of $127,500 paid by Pequot, our then lender, in connection with the private placement of the convertible debt entered into by us to partially finance the initial acquisition of Optex.

On December 30, 2005, pursuant to that certain stock purchase agreement dated December 30, 2005 between us and Timothy Looney, we purchased 70% of the outstanding capital stock of Optex from Mr. Looney for the following consideration: (a) an initial cash payment of $14.0 million; (b) an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit; and (c) a potential payment of up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. We also entered into a buyer option agreement with Mr. Looney, whereby we agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by our stockholders of the issuance to Mr. Looney of 269,231 shares of our common stock as consideration for the exercise of the buyer option. The issuance of these shares was approved by our stockholders at the Annual Meeting of Stockholders in June 2006. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remained an officer and director of Optex. Mr. Looney’s spouse was an officer and director of Optex until the consummation of the Initial Acquisition in December 2005, and remained employed by Optex until September 2007. Mr. Looney’s son was an employee of Optex until September 2007. In June 2007, Mr. Looney was elected to our Board and in September 2007, Mr. Looney voluntarily resigned all positions with us and Optex, including his officer and director positions.

In December 2005, we entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney received an annual base salary of $180,000 and was eligible to participate in our incentive stock option programs made available to our executive officers. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we would have been required to continue to pay Mr. Looney his base salary through January 3, 2008. Mr. Looney voluntarily resigned from all positions with the Company and Optex in September 2007.

We exercised our buyer option to purchase the remaining 30% of the issued and outstanding common stock of Optex on December 29, 2006, causing it to become our wholly owned subsidiary, and concurrently issued Mr. Looney 269,231 shares of the Company’s common stock and a one year $400,000 unsecured, subordinated promissory note, payable on December 29, 2007 and bearing interest at a rate of 11% per annum, in consideration for certain amendments relating to the buyer option agreement. We were required to file and did file a registration statement covering the potential resale of the 269,231 shares by Mr. Looney, but such registration statement was not declared effective prior to the shares becoming eligible for resale pursuant to Rule 144. As a result of this issuance, Mr. Looney temporarily became a greater than 10% stockholder of the Company, but subsequent issuances of common stock by us reduced Mr. Looney’s holdings known to us to less than 5%.

In January 2007, we amended our earnout agreement with Mr. Looney to extend it for an additional year, with a reduction to $3.9 million in the maximum potential payment, in consideration for TWL Group, L.P., an entity owned by Mr. Looney, providing Optex with a subordinated term loan providing for advances of up to $2 million, maturing on the earlier of February 2009 or sixty days after retirement of the Company’s senior debt. Optex’s obligations under this term loan are secured by a subordinated lien on all or substantially all of Optex’s assets, pursuant to a subordinated security agreement in favor of TWL Group, which is subordinated to our senior lenders. However, Optex’s assets have been sold pursuant to a UCC foreclosure sale by our senior lenders in October 2008.

In order to finance our acquisition of the initial 70% of the issued and outstanding common stock of Optex, in December 2005, we issued subordinated secured convertible notes in the original aggregate principal amount of $10.0 million (the “Notes”) and four-year warrants to purchase up to an aggregate of 134,600 shares of our common stock (the “Warrants”) to Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (collectively, “Pequot”) in a private placement. The Notes were issued in two series, both of which initially bore interest at 3.5% per annum. One series of Notes, with an original aggregate principal amount of $7,445,500, matures on December 30, 2009, and the other series of Notes, with an aggregate principal amount of $2,554,500, initially matured on December 30, 2007, but in connection with the assignment of the Notes to new senior lenders, Longview Fund, LP (“Longview”) and Alpha Capital Anstalt (“Alpha”), in December 2006, Longview and Alpha elected to extend the maturity date of the second series of Notes to December 30, 2009. The principal and interest under the Notes was initially convertible into shares of common stock at a conversion price per share of $26.00 and the Warrants were initially exercisable for shares of common stock at an exercise price per share of $31.00, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock.

As a result of our issuance of new warrants to the Longview and Alpha in the December 2006 refinancing of our senior debt, the Notes automatically became convertible at a conversion price of $13.00 per share and the Warrants automatically became exercisable at an exercise price of $13.00 per share and the number of shares purchasable under such Warrants automatically increased from 134,600 to 321,000, in accordance with the terms of the anti-dilution provisions of such Notes and Warrants, of which amount Warrants to purchase 134,600 shares were exercised in connection with the December 2006 refinancing. As a result of the our exchange of obligations owed to Longview and Alpha in April 2008 for Series A-1 Stock, the Warrants automatically became exercisable at an exercise price of $10.00 per share and the number of shares remaining purchasable under such Warrants automatically increased from 186,400 to 242,308 and the conversion price at which the principal and interest under the Notes may be convertible into common stock was also reduced to $10.00 per share. As a result of our subsequent issuance of shares to our ESBP in September 2008 and October 2008 and our bridge debt financing in November 2008, December 2008 and January 2009, the Warrants automatically became exercisable at an exercise price of $5.41 per share and the number of shares remaining purchasable under such Warrants automatically increased to 447,901 and the conversion price at the which the principal and interest under Notes may be convertible into common stock was also reduced to $5.41 per share. Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of common stock. The conversion and exercise of the Notes and Warrants into an aggregate number of shares of common stock exceeding 19.99% of the Company’s outstanding common stock as a result of these automatic adjustments has been approved by the Company’s stockholders. The Warrants are now held by FirstMark Capital, LLC.

We received net proceeds of approximately $9.8 million from the original sale of the convertible notes to Pequot in December 2005, after payment of approximately $223,000 in reimbursement of attorneys’ fees and expenses for counsel to Pequot incurred by them in connection with due diligence and the preparation and negotiation of the transaction documents relating to the sale of the notes. We did not receive any proceeds from the assignment of the notes by Pequot to Longview and Alpha in December 2006. We made total payments of approximately $200,000 to Pequot during 2006. As a result of our debt restructuring effective September 2007, we have the right to defer any principal and interest payments due to Longview and Alpha until December 2009.

On December 29, 2006, we entered into a Term Loan and Security Agreement with Longview and Alpha, pursuant to which we borrowed $8.25 million pursuant to non-convertible term loans, of which approximately $5.9 million was used to pay in full our obligations to our then senior lender, Square 1 Bank. The Loan Agreement governing these term loans, as amended in September 2007, provided for us to pay the interest on the term loan at its maturity on December 31, 2009, which interest was to accrue at a rate of 11% per annum. In April 2008, approximately $2.8 million of the principal of these term loans and approximately $1.2 million of related deferred interest was retired in connection with the exchange of a portion of these obligations for the issuance of Series A-1 Stock. In October 2008, the balance of our obligations under these term loans was retired pursuant to the Optex Asset Sale.

In connection with the term loans described above, and pursuant to a Subscription Agreement entered into on December 29, 2006 among us, Longview and Alpha, we issued five-year warrants to Longview and Alpha to purchase up to an aggregate of 300,000 shares of common stock at an exercise price of $13.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The exercise price, but not the number of shares issuable, under these warrants also is subject to adjustment in the event of a dilutive issuance. Application of this feature has automatically adjusted the exercise price of these warrants to $0.40 per share. At our election, we may pay certain applicable liquidated damages under these warrants in shares of common stock to the extent that issuance of common stock does not exceed, absent stockholder approval, 14,550 shares when aggregated with any interest payments made in shares of common stock under the Loan Agreement. We also have granted Longview and Alpha a right of first offer on certain future issuances of securities by us.

Concurrently with the closing of the term loans described above, pursuant to an Assignment Agreement and Addendum entered into on December 29, 2006, Longview and Alpha also purchased from Pequot all of their Series 1 and Series 2 notes in the original principal amount of $10 million, which had originally been issued by us in a private placement in December 2005.

As a result of the issuance of the warrants to Longview and Alpha in December 2006, the conversion price of the Series 1 and Series 2 notes was automatically reduced to $13.00 per share pursuant to the anti-dilution provisions in the notes. Subsequent issuances of Common Stock have automatically reduced that conversion price to $5.41 per share. All obligations under the Series 2 notes have been fully retired through note conversion, the

April 2008 debt exchange for Series A-1 Stock and the Optex Asset Sale. The principal due under the Series 1 notes has been reduced to $3,133,150 through note conversion, the April 2008 debt exchange for Series A-1 Stock and the Optex Asset Sale. At the currently effective conversion price, the remaining principal amount of the Series 1 notes is presently convertible into 579,141 shares of common stock. The Series 1 notes bear interest at 10% per annum and currently mature on December 30, 2009.

In connection with the assignment of the Series 1 and Series 1 notes, Longview and Alpha agreed to waive prior events of default previously alleged by Pequot under the notes and agreed to be subject to a blocker that would prevent each of Longview’s and Alpha’s stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which percentage may increase but never above 9.99%).

On December 28, 2006, prior to the assignment of the Series 1 and Series 1 notes, we entered into a Letter Agreement with Pequot whereby Pequot Private Equity Fund III, L.P. waived its rights under that certain Side Letter dated December 30, 2005 to designate a director to serve on our Board of Directors. In addition, Pequot agreed to be subject to a blocker that would prevent their stock ownership at any given time from exceeding 9.9% of our outstanding common stock. In consideration for the Letter Agreement, we paid Pequot $25,000.

In connection with the assignment of the Series 1 and Series 1 notes, on December 29, 2006, we entered into a Settlement Agreement and Mutual Release with Pequot to resolve all disputes regarding alleged events of default and certain other matters under the notes when they were held by Pequot, and to mutually release each other and related persons for claims and losses arising from actions taken prior to the assignment, including claims relating to the notes, any issuance of securities and any agreements or transactions between us and Pequot. The settlement also includes a mutual covenant not to sue for events prior to the assignment, and certain indemnification for events prior to the assignment. In consideration of the settlement, we agreed to pay Pequot a settlement payment of $1.25 million, accrued and unpaid interest of $539,446 on the notes from September 30, 2006 through December 29, 2006, and $230,000 as reimbursement for attorneys fees and expenses.

As discussed above, in a private placement in December 2005, we had issued to Pequot four-year warrants to purchase an aggregate of 134,600 shares of our common stock at an initial exercise price of $31.00 per share. As a result of the issuance of the warrants to the Longview and Alpha Capital, the exercise price of the Pequot warrants was automatically reduced to $13.00 per share and the number of shares issuable upon exercise of the Pequot warrants was automatically increased to an aggregate of 321,000 shares, pursuant to the anti-dilution provisions of the Pequot warrants. In connection with the settlement, Pequot exercised a portion of the Pequot warrants and purchased 134,600 shares of our common stock from us on December 29, 2006. In connection with the settlement, Pequot also agreed to a mandatory exercise of the Pequot warrants for an additional 90,227 shares for cash no later than March 14, 2007, provided that certain conditions were met, including that the shares could be resold under an effective registration statement and that the average daily volume-weighted average price of our common stock was, for any seven consecutive trading days following and during the effective resale registration of such shares exceeded 110% of the exercise price. Because certain of the specified conditions were not met by March 14, 2007, Pequot is not required to complete the mandatory exercise, but may exercise the remaining Pequot warrants in accordance with their terms, including on a “cashless exercise” basis.

The interest described above will be payable on the earliest of (i) the exercise after March 14, 2007 by Pequot of the Pequot warrants to purchase an aggregate of 90,227 shares as an offset to the aggregate exercise price therefor, (ii) such earlier date in cash at our election, or (iii) May 31, 2007 in cash. If such Pequot warrants are exercised on a cashless basis, we may pay a proportional amount of the interest in shares in the manner provided in the notes, subject to certain conditions. As provided in the notes, the number of shares issuable as payment for interest is determined by dividing the amount of the interest by 93% of the arithmetic average of the volume-weighted average price of our common stock for each of the 20 consecutive trading days prior to the payment date. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid interest for the period from March 14, 2007 until paid in full. As of the date hereof, this interest remains unpaid.

The attorneys fees reimbursement described above was payable on March 14, 2007. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid attorneys fees reimbursement for the period from March 14, 2007 until paid in full. As of the date hereof, this reimbursement remains unpaid.

The Settlement Agreement provides that, upon the assignment, we and Pequot will not have any further rights, obligations or liabilities to each other under the notes, the security agreements or the guaranty that were assigned to Longview and Alpha and, upon the full exercise of the Pequot warrants, we and Pequot will not have any further rights, obligations or liabilities to each other under the Securities Purchase Agreement dated December 30, 2005, as amended, except for certain indemnification rights, registration rights and certain other covenants applicable to the Pequot warrants. Upon completion of the assignment, the Securities Purchase Agreement (other than the surviving provisions described above) and the Side Letter were terminated. In addition, we and Pequot waived any existing defaults, breaches or noncompliance of each other under any of the original agreements and other instruments entered into in connection with the December 2005 private placement.

We believe Longview and Alpha are not related persons, but the transactions with them are described above for the sole purpose of providing context for the transactions with Pequot.

In July 2007, we entered into a Loan Agreement, a secured non-convertible Promissory Note and an Omnibus Security Interest Acknowledgement with Longview, pursuant to which we borrowed $2.0 million from Longview. Interest under the Promissory Note accrues at a rate of 12% per annum and, as a result of an amendment we entered into in September 2007, is payable together with the unpaid principal amount when the Promissory Note matures on December 31, 2009. We had the right to prepay on or prior to August 15, 2007, all of the outstanding principal under the Promissory Note by paying to Longview an amount equal to 120% of the principal amount of the Promissory Note, together with accrued but unpaid interest. We declined prepay the Promissory Note, and pursuant to its terms, the principal amount of the Promissory Note was automatically increased by $100,000 on August 15, 2007 and on August 15, 2007, we issued to Longview 30,000 unregistered shares of our common stock (which shares were in lieu of a $400,000 cash continuation fee for continuing the term of the Promissory Note beyond August 15, 2007) and a five-year warrant to purchase 50,000 unregistered shares of our common stock at an exercise price of $14.60, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and subject to ratchet price anti-dilution adjustment. As a result of such adjustment, the exercise price of this warrant is currently $0.40 per share.

Our obligations under this Loan, including obligations under the Promissory Note and Loan Agreement, are secured by a lien on all or substantially all of our assets, the assets of our subsidiaries, and the capital stock of our subsidiaries held by us, pursuant to already existing security agreements and guarantees dated December 30, 2005 and December 29, 2006 between us and our subsidiaries on the one hand and Longview and/or Alpha Capital on the other, and additionally pursuant to an Unconditional Guaranty between Optex and Longview. Such security interests and guarantees are granted on a pari passu basis with the already existing senior security interests and guarantee rights held by Longview and Alpha. In connection with the Optex Asset Sale in October 2008, approximately $1,651,100 of the principal balance of the Promissory Note was retired.

In connection with the Loan, Longview and Alpha have waived various rights, including the right, pursuant to certain technical defaults, among other things to accelerate or demand repurchase of the obligations under any agreement or instrument between us and/or our subsidiaries and Longview and/or Alpha and exercising remedies with respect to collateral. Notwithstanding the foregoing, Longview, Alpha and we have agreed that (i) waiver of a failure to register the shares of our common stock issued or issuable to Longview and Alpha pursuant to various instruments shall not constitute a waiver of any default interest or liquidated damages that may have accrued or will accrue with respect to such default; (ii) such waiver shall continue only so long as Timothy Looney, TWL Group, L.P. or their affiliates do not attempt to accelerate or collect any obligations owed to them by us or Optex; and (iii) subject to the foregoing, the deadline to register any such shares issued or issuable to Longview and Alpha was extended until October 19, 2007.

In connection with the Loan, we also agreed that, for so long as the Series 1 and Series 2 notes remain outstanding and held by Longview, except for certain excepted issuances, we will not, without the prior written consent of Longview, enter into an agreement to issue any individual equity security, convertible debt security or other individual security convertible into our common stock or equity at a price that would trigger the anti-dilution provisions set forth in the Series 1 and Series 2 notes; provided however, that no consent of Longview is required for the issuance of any convertible security that has an exercise price or conversion price above the conversion price as defined in the Series 1 and Series 2 notes.

In November 2007, we entered into amendments effective September 2007 of our various debt obligations to Longview and Alpha pursuant to which (i) the principal and interest under our December 2006 and July 2007 term loans shall be due and payable on December 31, 2009; (ii) interest on the Series 1 and Series 2 notes shall be due and payable on December 30, 2009; (iii) the interest rate under the Series 1 and Series 2 notes shall not be subject to reduction; and (iv) we may defer any monthly principal installment under the Series 1 notes until December 30, 2007 and such deferred principal amounts shall bear interest at an increased rate of 10% per annum. The increase in interest rate shall not be convertible into common stock.

In April 2008, we entered into a Subscription Agreement (the “Agreement”) with Longview and Alpha Capital, pursuant to which we sold and issued 133,332 shares of our newly created Series A-1 Stock to Longview and Alpha Capital at a purchase price of $30 per share. The $3,999,960 aggregate purchase price for the Series A-1 Stock was paid solely by Longview’s and Alpha Capital’s exchange of a portion of our Term Notes dated December 29, 2006 (the “Term Notes”) held by Longview and Alpha Capital (the “Debt Exchange”). As a result of this Debt Exchange, accrued and unpaid interest and a portion of the principal balance in the aggregate amount of $3,999,960 under the Term Notes that would have been due and payable on December 30, 2009 had the exchange of securities not occurred, has been cancelled.

On October 14, 2008, the Optex Asset Sale was completed as contemplated by a binding Memorandum of Understanding for Settlement and Debt Conversion Agreement dated September 19, 2008 (the “MOU”) between us and Longview and Alpha (collectively, the “Lenders”). As agreed to in the MOU, Optex Systems, Inc., a Delaware corporation (“Optex-Delaware”), an entity controlled by the Lenders, credit bid $15 million in this UCC public sale, and its offer was the winning bid.

Prior to this sale, on October 12, 2008, we received a Notice of the Occurrence of an Event of Default and Acceleration from Optex-Delaware, which notice was amended on October 13, 2008 to make certain clarifications (as amended, the “Notice”). Optex-Delaware is the assignee of a portion of our then outstanding indebtedness held by the Lenders under (i) a Term Loan and Security Agreement in the original principal amount of $8,250,000, dated December 29, 2006, executed by the Company in favor of the Lenders, (ii) Series 1 Senior Subordinated Secured Convertible Notes dated December 30, 2005 and Series 2 Subordinated Secured Convertible Notes dated December 30, 2005 in the original aggregate principal amount of $10,000,000 held by the Lenders, (iii) a Secured Promissory Note issued to Longview Fund L.P. on July 19, 2007, (iv) Secured Promissory Notes (Restructuring) issued to the Lenders on November 28, 2007, (v) an Unconditional Guaranty, dated as of December 29, 2006, executed by Optex-Texas in favor of the Lenders (vi) a Third Party Security Agreement, dated as of December 29, 2006, executed by Optex-Texas in favor of the Lenders, (vii) an Intellectual Property Security Agreement, dated as of December 29, 2006, executed by Optex-Texas in favor of the Lenders, and (viii) an Omnibus Security Interest Acknowledgement, dated as of July 19, 2007, executed by the Company and Optex-Texas in favor of the Lenders (collectively, the “Loan Documents”). As of August 24, 2008, our last interim accounting period prior to execution of the MOU, the total amount due under the Loan Documents (including principal, interest and other fees and charges) was approximately $18,357,844 (the “Obligations”). Optex-Delaware is the assignee of $15 million of the Obligations, which amount Optex-Delaware used in its credit bid for the assets of Optex-Texas. The balance of the amount due under the Loan Documents, after extinguishment of $15 million of the Obligations in connection with the Optex Asset Sale, remains in default, but is subject to the forbearance agreement of the MOU, pursuant to which the Lenders agreed not to exercise remedies available under the Loan Documents pending a contemplated exchange of these remaining Obligations for new preferred stock of the Company upon the completion of certain subsequent financing events.

The Obligations do not include contingent secured promissory notes payable to the Lenders in the original principal amount of $1.15 million, which notes will be cancelled in accordance with their terms in the event the Obligations are discharged as set forth in the MOU prior to December 30, 2009. The Obligations also do not include (i) any amounts currently owed to the Lenders arising for indemnification obligations under the Company’s loan documents with the Lenders; or (ii) any amounts for expenses, including attorneys fees, incurred or to be incurred by the Lenders in connection with the MOU or the restructuring transactions or enforcement transactions contemplated by the MOU. As a result of the credit bid, Optex-Delaware has acquired title to all the assets of Optex-Texas and $15 million of the debt owed by the Company to the Lenders has been extinguished. Immediately following completion of this transaction, the Company’s obligations for principal and deferred interest owed to the Lenders aggregated approximately $3.6 million, which the Lenders have agreed in the MOU to exchange for a new class of non-voting convertible preferred stock of the Company upon the Company’s closing of anticipated debt or equity financings. The MOU also contemplates an orderly transition of Optex-Texas’ operations to maintain its on-going business and obligates the Lenders to negotiate in good faith with the Company regarding a possible future contract manufacturing and consulting relationship following the public sale described above.

Policies and Procedures for Related Person Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.

Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership.

Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or our Board; and

•	transactions in which all security holders receive proportional benefits.

Indemnification of Directors and Executive Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board has not yet appointed independent auditors for the fiscal year ending September 27, 2009. Ratification or other action by our stockholders concerning the appointment of our independent auditors for fiscal 2009 is not required by our bylaws or otherwise. The Audit Committee has not yet appointed independent auditors for fiscal 2009 because the Audit Committee is still in the process of reviewing the matter and proposed terms of engagement with Grant Thornton LLP. The Audit Committee may, in its discretion, direct the appointment of a different independent auditing firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders or required by law.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

Audit Fees: Grant Thornton LLP billed us an aggregate of $564,000 for professional services rendered for the audit of our financial statements for fiscal 2008, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods in fiscal 2008 and for consents issued in connection with our registration statements on Form S-1 and Form S-8 in fiscal 2008. Grant Thornton LLP billed us an aggregate of $934,600 for such comparable professional services rendered for the fiscal year ended September 30, 2007, which we refer to as fiscal 2007.

Audit-Related Fees: In fiscal 2008 and fiscal 2007, Grant Thornton did not bill us for any audit-related fees.

Tax Fees: We did not engage Grant Thornton LLP to provide advice or assistance in tax compliance/preparation and other tax services for either fiscal 2008 or fiscal 2007.

All Other Fees: We did not engage Grant Thornton LLP to provide any other services for either fiscal 2008 or fiscal 2007.

Except for the fees for services described under “Audit Fees” above, we did not pay Grant Thornton LLP any other fees or engage Grant Thornton LLP for any other services during fiscal 2008 or fiscal 2007.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The members of the fiscal 2008 Audit Committee of the Board have prepared and submitted this Audit Committee Report.

The Audit Committee oversees the Irvine Sensors Corporation’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Throughout the year and prior to the performance of any such services, the Committee also considered the compatibility of potential non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and reviews; their evaluations of the Company’s internal control, including internal control over financial reporting; significant deficiencies and material weaknesses identified during the course of the audit and management’s plan to remediate those control deficiencies; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended September 28, 2008 filed by the Company with the Securities and Exchange Commission.

The Audit Committee carries out its responsibilities pursuant to its written charter, which is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section.

The Committee held thirteen meetings during fiscal 2008. The Committee is comprised solely of independent directors as defined by the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934.

The Fiscal 2008 Audit Committee

Jack Johnson (Chairman)
Marc Dumont
Thomas M. Kelly

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to hereafter as the Exchange Act, requires our officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of these forms, we believe that each of our executive officers, directors and holders of ten percent or more of our Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act during fiscal 2008.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, and reference to the independence of the Audit Committee members and of other Board members are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by us under those statutes.

Forward-Looking Statements

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements regarding Irvine Sensors which include, but are not limited to, statements concerning our expenses, executive compensation, the need for additional capital and our ability to obtain and successfully perform additional new contracts and agreements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Incorporation by Reference

Solely with respect to Proposals Three and Four, this proxy statement incorporates by reference important business and financial information about Irvine Sensors from documents we have filed with the SEC that are not included in or delivered with this proxy statement. Any statement contained in a document incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any subsequently filed document of the types described below. We incorporate into this proxy statement by reference the following information filed by us with the SEC:

•	the unaudited financial statements (including the notes thereto) of Irvine Sensors as of and for the 13-week period ended December 28, 2008 included in Irvine Sensors’ quarterly report on Form 10-Q for the 13-week period ended December 28, 2008 (SEC File No. 001-08402);

•	the audited financial statements (including the notes thereto) of Irvine Sensors as of and for the fiscal year ended September 28, 2008 included in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended September 28, 2008 (SEC File No. 001-08402); and

•	the information appearing under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” “Financial Statements and Supplementary Data,” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended September 28, 2008 (SEC File No. 001-08402).

You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/. You can obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626, or by telephone at (714) 549-8211.

Annual Report

We filed an Annual Report for fiscal 2008 with the Securities and Exchange Commission on Form 10-K on January 12, 2009, and an amendment to the Annual Report on Form 10-K/A on January 26, 2009. A copy of each is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting, and is also posted on our web site at: www.irvine-sensors.com. Material included in the Form 10-K and Form 10-K/A has been included in this proxy statement. Except as otherwise provided in this proxy statement, the Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. Our Annual Report on Form 10-K and Form 10-K/A, as well as certain other reports, proxy statements and other information regarding the Company, are available on the Securities and

Exchange Commission’s Web site (http://www.sec.gov). In addition, we will provide without charge a copy of our Annual Report on Form 10-K and Form 10-K/A to any stockholder upon written request addressed to Corporate Secretary, Irvine Sensors Corporation, 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, and will furnish upon request any exhibits to the Form 10-K and Form 10-K/A upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

BY ORDER OF THE BOARD
OF DIRECTORS OF
IRVINE SENSORS CORPORATION

/s/ John J. Stuart, Jr.
John J. Stuart, Jr.
Chief Financial Officer, Senior Vice President
and Secretary

Appendix A

IRVINE SENSORS CORPORATION
AMENDED AND RESTATED
2006 OMNIBUS INCENTIVE PLAN
(AMENDED AND RESTATED AS OF          , 2009)

Section 1.	Purpose	A-1
Section 2.	Definitions	A-1
Section 3.	Administration	A-3
(a)	Power and Authority of the Committee	A-3
(b)	Power and Authority of the Board	A-4
Section 4.	Shares Available for Awards	A-4
(a)	Shares Available	A-4
(b)	Accounting for Awards	A-4
(c)	Adjustments	A-4
(d)	Section 162(m) Award Limitations Under the Plan	A-4
Section 5.	Eligibility	A-5
Section 6.	Awards	A-5
(a)	Options	A-5
(b)	Stock Appreciation Rights	A-6
(c)	Restricted Stock and Restricted Stock Units	A-6
(d)	Performance Awards	A-7
(e)	Dividend Equivalents	A-7
(f)	Other Stock Grants	A-7
(g)	Other Stock-Based Awards	A-7
(h)	General	A-7
Section 7.	Amendment and Termination; Adjustments	A-9
(a)	Amendments to the Plan	A-9
(b)	Amendments to Awards	A-9
(c)	Correction of Defects, Omissions and Inconsistencies	A-9
Section 8.	Income Tax Withholding	A-9
Section 9.	General Provisions	A-10
(a)	No Rights to Awards	A-10
(b)	Award Agreements	A-10
(c)	Plan Provisions Control	A-10
(d)	No Rights of Stockholders	A-10
(e)	No Limit on Other Compensation Arrangements	A-10
(f)	No Right to Employment	A-10
(g)	Governing Law	A-10
(h)	Severability	A-11
(i)	No Trust or Fund Created	A-11
(j)	Other Benefits	A-11
(k)	No Fractional Shares	A-11
(l)	Headings	A-11
(m)	Section 16 Compliance; Section 162(m) Administration	A-11
(n)	Conditions Precedent to Issuance of Shares	A-11
Section 10.	Effective Date of the Plan	A-11
Section 11.	Term of the Plan	A-11

A-i

IRVINE SENSORS CORPORATION

AMENDED AND RESTATED
2006 OMNIBUS INCENTIVE PLAN
(AMENDED AND RESTATED AS OF          , 2009)

Section 1.  Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of the Company, to offer such persons incentives to continue in the Company’s employ or service and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company.

Section 2.  Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean one or more committees of Directors designated by the Board to administer the Plan, of which the Company’s compensation committee shall initially be the primary committee. The primary Committee shall be comprised of at least two Directors but not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the primary Committee shall be a “Non-Employee Director” and an “Outside Director.” Any secondary Committee shall be comprised of at least two Directors.

(g) “Company” shall mean Irvine Sensors Corporation, a Delaware corporation, and any successor corporation.

(h) “Director” shall mean a member of the Board, including any Non-Employee Director.

(i) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(j) “Eligible Person” shall mean any employee, officer, consultant, advisor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, and unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then listed on the Nasdaq Capital Market, the last closing sales price of one Share as reported on the Nasdaq Capital

Market on such date or, if the Nasdaq Capital Market is not open for trading on such date, on the most recent preceding date when it is open for trading.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(n) “Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by Participant, (ii) any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or of any Affiliate), or (iii) any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner. However, if the term or concept has been defined in an employment agreement between the Company and Participant, then Misconduct shall have the definition set forth in such employment agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss any Participant or other person in the Service of the Company (or any Affiliate) for any other acts or omissions but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(o) “Non-Employee Director” shall mean any Director who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3 (which term “Non-Employee Director” is defined in this paragraph for purposes of the definition of “Committee” only and is not intended to define such term as used elsewhere in the Plan).

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Other Stock Grant” shall mean any right granted under Section 6(f) of the Plan.

(s) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(t) “Outside Director” shall mean any Director who is an “outside director” within the meaning of Section 162(m) of the Code.

(u) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(v) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(w) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(x) “Permanent Disability” shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

(y) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(z) “Plan” shall mean the Irvine Sensors Corporation 2006 Omnibus Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(aa) “Qualified Performance Based Award” shall have the meaning set forth in Section 6(d) of the Plan.

(bb) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(cc) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or evidencing the right to receive a cash payment equal to the Fair Market Value of a Share if explicitly so provided in the Award Agreement) at some future date.

(dd) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(ee) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(ff) “Securities Act” shall mean the Securities Act of 1933, as amended.

(gg) “Service” shall mean the performance of services for the Company (or any Affiliate) by a person in the capacity of an employee, a member of the board of directors or a consultant, except to the extent otherwise specifically provided in the Award Agreement.

(hh) “Share” or “Shares” shall mean a share or shares of common stock, $0.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ii) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.  Administration

(a) Power and Authority of the Committee.  The Plan shall be administered by the Board and the primary Committee. The Board may designate a secondary Committee to have concurrent authority to administer the Plan, provided that the secondary Committee shall not have any authority (i) with regard to grants of Options to be made to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code or (iii) in such a manner as would contravene Section 157 of the Delaware General Corporation Law. Any Awards made to members of the Committee, however, should be authorized by a disinterested majority of the Board. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b) Power and Authority of the Board.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 4.  Shares Available for Awards

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 990,000, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on September 28, 2009 equal to the lesser of (i) 1,250,000 Shares or (ii) a number of Shares equal to five percent (5%) of the number of Shares outstanding on the last day of the preceding fiscal year. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 990,000, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 990,000, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan.

(b) Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.

(c) Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d) Section 162(m) Award Limitations Under the Plan.

Notwithstanding any other provision of the Plan other than Section 4(c), if the Committee provides that this Section 4(d) is applicable to a particular Award, no Participant receiving such an Award shall be granted: (i) Options or SARs with respect to more than 500,000 Shares in the aggregate within any fiscal year of the Company; or

(ii) Qualified Performance Based Awards which could result in such Participant receiving more than $1,500,000 in cash or the equivalent Fair Market Value of Shares determined at the date of grant for each full or partial fiscal year of the Company contained in the performance period of a particular Qualified Performance Based Award, provided, however, that, if any other Qualified Performance Based Awards are outstanding for such Participant for a given fiscal year, such dollar limitation shall be reduced for each such given fiscal year by the amount that could be received by the Participant under all such Qualified Performance Based Awards, divided, for each such Qualified Performance Based Award, by the number of full or partial fiscal years of the Company contained in the performance period of each such outstanding Qualified Performance Based Award; provided, however, that the limitations set forth in this Section 4(d) shall be subject to adjustment under Section 4(c) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under Section 6(d) to qualify as “performance based compensation” under Section 162(m) of the Code.

Section 5.  Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.  Awards

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term.  The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee shall have the discretion to grant Options that are exercisable for unvested Shares. Should the Participant’s Service cease while the Shares issued upon the early exercise of the Participant’s Options are still unvested, the Company shall have the right to repurchase any or all of those unvested Shares at a price per share determined by the Committee. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the Award Agreement. Any repurchases must be made in compliance with the relevant provisions of Delaware law.

(iv) Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A) The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

(D) The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Inventive Stock Option.

(E) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive a number of Shares equal to the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (b) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii) Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of Service (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Performance Awards.  The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. From time to time, the Committee may designate an Award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Based Award”). Qualified Performance Based Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Qualified Performance Based Awards to the extent required by Section 162(m).

(e) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f) Other Stock Grants.  The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(g) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Limits on Transfer of Awards.  No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided, further, that, if so determined by the Committee, a Participant may, at any time that such Participant holds such Option, transfer a Non-Qualified Stock Option to any “Family Member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act), or to an inter vivos or testamentary trust in which Family Members have a beneficial interest of more than 50% and which provides that such Option is to be transferred to the beneficiaries upon Participant’s death, provided that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer, provided, further, that, if so determined by the Committee and except in the case of an Incentive Stock Option, Awards may be transferable as determined by the Committee. Except as otherwise determined by the Committee, each Award (other than an Incentive Stock Option) or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee, no Award (other than an Incentive Stock Option) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Term of Awards.  The term of each Award shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant.

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange. No Shares or other assets shall be issued or delivered pursuant to the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable pursuant to the Plan, and all applicable listing requirements of any stock exchange or trading system, including the Nasdaq Stock Market, on which Common Stock is then traded. No Shares shall be issued or delivered pursuant to the Plan if doing so would violate any internal policies of the Company.

(vii) Prohibition on Repricing.  Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled and replaced with Options or Stock Appreciation Rights having a lower exercise or grant price, without the approval of the stockholders of the Company.

(viii) Additional California Restrictions on Exercise, Minimum Vesting and Transferability; California Information Requirements.  If the Award is not exempt from California securities laws, the following additional provisions shall apply to such Award granted to an Eligible Person who resides in the State of California, as the same may be amended from time to time by the Commissioner of Corporations of the State of California:

(A) With respect to Options, unless Participant’s Service is terminated for Misconduct (in which case the Option shall terminate immediately), the Option (to the extent it is vested and exercisable at the time Optionee’s Service ceases) must remain exercisable, following Participant’s termination of Service, until the earlier of the option expiration date or (a) at least six months if Participant’s Service terminates due to death or Permanent Disability or (b) at least thirty days in all other cases.

(B) Awards shall not be transferable other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 of the Securities Act.

(C) At no time shall the total number of securities issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan or agreement of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of California Code of Regulations Title 10, Section 260.140.45, based on the securities of the Company which are outstanding at the time the calculation is made, unless a higher percentage is approved by at least two-thirds of the outstanding securities entitled to vote.

(D) Annually, the Company shall deliver or cause to be delivered to each Participant, no later than such information is delivered to the Company’s security holders, one of the following: (i) the Company’s annual report to security holders containing the information required by Rule 14a-3(b) under the Exchange Act for its latest fiscal year; (ii) the Company’s annual report on Form 10-K for its latest fiscal year; (iii) the Company’s latest prospectus filed pursuant to 424(b) under the Securities Act that contains audited financial statements for the latest fiscal year, provided that the financial statements are not incorporated by reference from another filing, and provided further that such prospectus contains substantially the information required by Rule 14a-3(b); or (iv) the Company’s effective Exchange Act registration statement containing audited financial statements for the latest fiscal year.

Section 7.  Amendment and Termination; Adjustments

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i) violates the rules or regulations of the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to the Company;

(ii) causes the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan;

(iii) increases the number of shares authorized under the Plan as specified in Section 4(a);

(iv) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i) and 6(b) of the Plan or the repricing of Options or Stock Appreciation Rights, as prohibited by Section 6(h)(vii) of the Plan; or

(v) would prevent the grant of Options or Stock Appreciation Rights that would qualify under Section 162(m) of the Code.

(b) Amendments to Awards.   The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.   The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal, state and local taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions

(a) No Rights to Awards.  No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) Plan Provisions Control.  In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Stockholders.  Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(e) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or Service at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Awards granted hereunder shall not form any part of the wages or salary of any Eligible Person for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law.  The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(h) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits.  No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m) Section 16 Compliance; Section 162(m) Administration.  The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Persons. With respect to Options and Stock Appreciation Rights, the Company intends to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(n) Conditions Precedent to Issuance of Shares.  Shares shall not be issued pursuant to the exercise or payment of the purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable Stock Exchange and the Delaware General Corporation Law. As a condition to the exercise or payment of the purchase price relating to such Award, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

Section 10.  Effective Date of the Plan

The Plan shall be effective upon approval by the Company’s stockholders.

Section 11.  Term of the Plan

No Award shall be granted under the Plan after the tenth anniversary of the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company, or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

Appendix B

LIEN RELEASE AGREEMENT

THIS LIEN RELEASE AGREEMENT (this “Agreement”) is made and entered into this   day of           , 2009 by and between Irvine Sensors Corporation, a Delaware corporation (the “Company”), and the undersigned investor (the “Investor”). Each of the Company and the Investor is sometimes referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

A. WHEREAS, the Company owes the Investor principal and interest totaling approximately $           as of          , 2009 pursuant to that certain Secured Promissory Note dated as of           in favor of the Investor (the “Note”);

B. WHEREAS, the Investor is a party to, and the Company’s assets are secured by liens (the “Liens”) pursuant to, that certain Security Agreement dated as of November 5, 2008 and Intercreditor Agreement dated as of November 5, 2008;

C. WHEREAS, the Company has entered into an agreement to sell most of its patent portfolio and related assets (“Patent Assets”) to a patent acquisition company (the “Patent Buyer”) for up to a $9.5 million cash payment and it is anticipated that the Company will be granted a perpetual, worldwide, royalty-free, non-exclusive license to use the sold patents in its business (the “Patent Sale and License”), a condition to which is a requirement that the Investor agrees to release its Liens relating to the Patent Assets pursuant to the terms of this Agreement;

D. WHEREAS, the parties desire to effect such a release of the Investor’s Liens relating to the Patent Assets; and

E. WHEREAS, the Company, U.S. Bank National Association (the “Escrow Agent”) and certain holders of the bridge notes issued by the Company pursuant to that certain Private Placement Memorandum, dated as of September 29, 2008 and as supplemented on January 26, 2009, (the “Bridge Notes”) have entered into an Escrow Agreement, pursuant to which the Company has agreed to deposit out of the proceeds of the Patent Sale and License an amount equal to $1,040,000 (the “Escrow Deposit”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, the Parties agree as follows:

1. Release of Liens.   As consideration for the Investor’s release of Liens relating to the Patent Assets, the Investor agrees as follows (Please Initial One):

a.          (Initials)   Investor agrees to (i) upon receipt of the outstanding principal and accrued interest owing under the Note, such amount to be paid to Investor out of the Escrow Deposit promptly after the closing of the Patent Sale and License, surrender the Note to the Company for cancellation and (ii) upon the Escrow Agent’s receipt of the Escrow Deposit, execute and deliver the release of Liens relating to the Patent Assets attached hereto as Exhibit A; or

b.          (Initials)   Investor agrees to (i) upon receipt of the number of shares of the Company’s common stock (the “Shares”) set forth in this Section 1(b), surrender the Note to the Company for cancellation in exchange for the Company’s agreement to issue to Investor, subject to approval of the Company’s stockholders, the number of Shares equal to 125% of the value of the outstanding principal and accrued interest under the Note, based on the greater of (a) $0.40, (b) the last reported closing sale price of the Company’s common stock on the Nasdaq Capital Market immediately prior to the closing of the Patent Sale and License and (c) the consolidated closing bid price of the Company’s common stock on the Nasdaq Capital Market immediately prior to the closing of the Patent

Sale and License and (ii) upon the Escrow Agent’s receipt of the Escrow Deposit, execute and deliver the release of Liens relating to the Patent Assets attached hereto as Exhibit A; or

c.          (Initials)   Investor agrees to (i) upon receipt of the number of Shares set forth in this Section 1(c) and the amount of principal and accrued interest set forth in this Section 1(c), surrender the Note to the Company for cancellation in exchange for the Company’s agreement to (y) pay Investor $           of the outstanding principal and accrued interest under the Note in cash out of the proceeds of the Patent Sale and License, such amount to be paid to Investor out of the Escrow Deposit promptly after the closing of the Patent Sale and License and (z) issue to Investor, subject to approval of the Company’s stockholders, the number of Shares equal to 125% of the value of the remaining $           of the outstanding principal and accrued interest under the Note, based on the greater of (1) $0.40, (2) the last reported closing sale price of the Company’s Common Stock on the Nasdaq Capital Market immediately prior to the closing of the Patent Sale and License and (3) the consolidated closing bid price of the Company’s Common Stock on the Nasdaq Capital Market immediately prior to the closing of the Patent Sale and License and (ii) upon the Escrow Agent’s receipt of the Escrow Deposit, execute and deliver the release of Liens relating to the Patent Assets attached hereto as Exhibit A.

2. Equity Consideration.   In the event the Investor agrees to either Section 1(b) or 1(c) of this Agreement, the Company shall use commercially reasonable efforts to obtain stockholder approval for the issuance of the Shares no later than the Company’s 2009 Annual Meeting of Stockholders. The Company shall issue the Shares to the Investor as soon as practicable after such issuance has been approved by the Company’s stockholders. If the Company is unable to obtain stockholder approval for the issuance of the Shares, the Note shall remain outstanding in accordance with its terms.

3. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws that would result in the application of the substantive laws of another jurisdiction.

4. Attorneys’ Fees.  If any action or proceeding in contract or tort arising out of or relating to this Agreement is commenced by any party to this Agreement, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs and expenses incurred in the action or proceeding by the prevailing party, along with any reasonable attorneys’ fees, costs and expenses incurred to collect any amount awarded in connection with any such action or proceeding.

5. Waiver of Jury Trial and Setoff; Consent to Jurisdiction; Etc.   In any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement hereof or thereof, or any other claim or dispute howsoever arising, between the parties hereto WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH INVESTOR AGREES THAT THIS SECTION 5 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE OTHER PARTY WOULD NOT ENTER THIS AGREEMENT IF THIS SECTION 5 WERE NOT PART OF THIS AGREEMENT. Each party irrevocably consents to the exclusive jurisdiction of any State or Federal Court located within the County of Orange, State of California, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agree that the service thereof may be made by certified or registered mail directed to such party at its address for notice determined in accordance with this Section 5. Each party hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

6. Representation by Counsel.  The Parties acknowledge and agree that they have been represented or have had the opportunity to be represented by counsel of their own choice in the negotiations leading to their execution of this Agreement and that they have read this Agreement. The Parties further acknowledge that the waivers they made herein are knowing, conscious and with full appreciation that they are forever foreclosed from pursuing any of the rights so waived and that they understand this Agreement and are signing it voluntarily and without coercion.

7. Admissibility of this Agreement.  Each of the parties agrees that any copy of this Agreement signed by it and transmitted by facsimile for delivery to the other party shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

8. Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth on the signature page hereto or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

9. Amendments and Modification.   No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the parties hereto.

10. Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered electronically.

11. Successors and Assigns.  Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.

12. Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement provided each party is able to receive the substantial benefit of this Agreement.

13. Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date and year first above written. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, which signature shall be deemed of the same legal effect as an original hard copy signature.

IRVINE SENSORS CORPORATION
a Delaware corporation

By:
John Carson, President and Chief Executive Officer
Address:

INVESTOR:

By:
Name:
Title:
Address:

Appendix C

SUBSCRIPTION AGREEMENT
(Series A-2 — Debt Exchange)

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of                     , 2009, by and between Irvine Sensors Corporation, a Delaware corporation (the “Company”) and the Purchasers identified on the signature page hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 3(a)(9), Section 4(2) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, the Company currently has outstanding Series 1 Senior Subordinated Secured Convertible Notes dated as of December 30, 2005 in favor of the Purchasers (the “Series 1 Notes”).

WHEREAS, in connection herewith, the Purchasers desire to purchase shares of Series A-2 10% Cumulative Convertible Preferred Stock (the “Series A-2 Stock”) as described in a Certificate of Designations of Rights, Preferences, Privileges and Limitations attached hereto as Exhibit A (“Certificate of Designations”) in exchange solely for a portion of the Series 1 Notes through the cancellation of part of the principal and interest under the Series 1 Notes, as more fully described herein. Each share of Series A-2 Stock issuable hereunder is initially convertible into 100 shares of the Company’s Common Stock (the “Common Shares”). The Series A-2 Stock being sold to the Purchasers hereunder and the Common Shares that are issuable upon conversion of such Series A-2 Stock hereunder shall be referred to hereunder as the “Securities.”

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Purchasers hereby agree as follows:

1. The Closing.

(a) Closing Date.  The “Closing Date” shall be the date on which the Company issues the Series A-2 Stock to the Purchasers pursuant to Section 1(c) below. The consummation of the transactions contemplated herein shall take place at the offices of Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, upon the satisfaction or waiver of all conditions to closing set forth in Section 1(c) below.

(b) Closing.  Subject only to the satisfaction or waiver of the conditions set forth in Section 1(c) below, on the Closing Date, each Purchaser shall purchase at a purchase price per share of $40.00 (the “Purchase Price”) that number of shares of Series A-2 Stock determined by multiplying such Purchaser’s Pro Rata Portion (as defined below) by the quotient obtained by dividing $1,000,000 by the Purchase Price. The aggregate Purchase Price shall be paid solely by surrendering such Purchaser’s evidence of the Series 1 Notes in exchange for such shares of Series A-2 Stock by cancelling the applicable portion of the principal and interest under such Purchaser’s evidence of the Series 1 Notes. For purposes of this Agreement, Longview’s “Pro Rata Portion” shall equal 90.1627% and Alpha Capital’s “Pro Rata Portion” shall equal 9.8373%.

(c) Conditions to Closing.  The obligation of the Company to issue, and the obligation of the Purchasers to accept, the Series A-2 Stock in exchange for a portion of the Series 1 Notes shall be conditioned upon (i) the earlier to occur of either (1) the determination by the Supreme Court of the State of New York that Optex Systems, Inc. is the substantially prevailing party in its Complaint filed January 22, 2009 against TWL Group, LP for declaratory relief that the October 14, 2008 public foreclosure sale of the collateral conducted by Optex Systems, Inc. (the “Foreclosure Sale”) was commercially reasonable and in compliance with New York law, or (2) it being otherwise determined by a court of law that Optex Systems, Inc. is the substantially prevailing party in any Complaint filed by Timothy Looney, TWL Group, LP or their Affiliates related to the revocability of the Foreclosure Sale, or (3) Timothy Looney, TWL Group, LP or their Affiliates entering into an irrevocable settlement agreement with Purchasers related to the Foreclosure Sale, or (4) any Complaint filed by Timothy Looney, TWL Group, LP or their Affiliates related to the Foreclosure Sale is abandoned or dismissed, in either case with prejudice against the reinstitution of any claim in connection with the Foreclosure Sale; (ii) approval by the Company’s stockholders of the issuance of the Series A-2 Stock prior to December 31, 2009; (iii) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; (iv) the issuance to the Purchasers of a certificate representing the number of shares of Series A-2 Stock calculated pursuant to Section 1(b) above; and (v) the truth and accuracy of the representations and warranties of the Company set forth in Section 3 of this Agreement and the continuing truth and accuracy of such representations and warranties as of the Closing Date, except for such changes as would not have a Material Adverse Effect (as defined below). In the event that the condition set forth in clause (ii) above has not been satisfied by December 31, 2009, then Lenders shall no longer have any obligation to purchase from the Company, and the Company shall no longer have any obligation to issue to Lenders, any preferred stock described in this Agreement.

2. Purchasers’ Representations and Warranties.  Each Purchaser hereby represents and warrants to and agrees with the Company only as to such Purchaser that:

(a) Information on Company.  The Purchaser has been furnished with or has had access at the EDGAR Website of the Commission to the Company’s Form 10-K for the year ended September 28, 2008, and all periodic reports filed with the Commission thereafter, but not later than five days before the date of this Agreement (hereinafter referred to as the “Reports”). In addition, the Purchaser has received in writing from the Company such other information concerning its operations, financial condition and other matters as the Purchaser has requested in writing (such other information is collectively, the “Other Written Information”), and considered all factors such Purchaser deems material in deciding on the advisability of investing in the Series A-2 Stock.

(b) Information on Purchaser.  The Purchaser is, and will be at the time of issuance of the Series A-2 Stock, an “accredited investor,” as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Purchaser to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Purchaser is not a broker-dealer under Section 15 of the Exchange Act. The Purchaser has the authority and is duly and legally qualified to purchase and own the Securities. The Purchaser is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding the Purchaser is accurate.

(c) Purchase of Securities.  The Purchaser is acquiring the Securities in the ordinary course of its business as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. The Purchaser acquired the Series 1 Notes for purposes of investment only in order to earn a profit in the form of interest. The Purchaser is not providing any consideration other than the Series 1 Notes in connection with the exchange of such Series 1 Notes for the Series A-2 Stock.

(d) Compliance with Securities Act.  The Purchaser understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Purchaser contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration. Notwithstanding anything to the contrary contained in this Agreement, such Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. The term “Affiliate” when employed in connection with the Company includes each Subsidiary (as defined in Section 3(a)) of the Company. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e) Restrictive Legend.   The shares of Series A-2 Stock issuable hereunder shall bear the following or similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IRVINE SENSORS CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(f) Communication of Offer.  The offer to sell the Securities was directly communicated to the Purchaser by the Company. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(g) Authority; Enforceability.  If the Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Purchaser and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Purchaser has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Purchaser relating hereto.

(h) No Governmental Review.  Each Purchaser understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(i) Correctness of Representations.  Each Purchaser represents as to such Purchaser that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Purchaser otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

(j) Survival.  The foregoing representations and warranties shall survive the Closing Date.

3. Company Representations and Warranties.  Except as set forth in a disclosure schedule delivered to the Purchasers on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to and agrees with each Purchaser that:

(a) Due Incorporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Reports. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purpose of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company taken individually, or in the aggregate, as a whole. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity. All the Company’s Subsidiaries as of the date hereof are set forth on Schedule 3(a) hereto.

(b) Outstanding Stock.  All issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

(c) Authority; Enforceability.  This Agreement and any other agreements delivered to Purchasers together with this Agreement or in connection herewith to which the Company is a party (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Company and Subsidiaries have full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform their obligations thereunder.

(d) Additional Issuances.  There are no outstanding agreements or preemptive or similar rights affecting the Company’s common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of the Company or Subsidiaries or other equity interest in any of the Subsidiaries of the Company except as described on Schedule 3(d). The Common Stock of the Company on a fully diluted basis outstanding as of the last Business Day preceding the date hereof is set forth on Schedule 3(d). “Business Day” and “trading day” shall mean any day that the New York Stock Exchange is open for trading for three or more hours. On February 3, 2009, the Company completed its bridge offering of $1,000,000 through the issuance of secured promissory notes. Prior to the Closing Date, the Purchasers may convert the Series 1 Notes into shares of the Company’s Common Stock, or the Company may repay the Series 1 Notes in cash, in accordance with the terms of such Series 1 Notes. The first two sentences of Section 5.4 of that certain Memorandum of Understanding for Settlement and Debt Conversion, dated as of September 19, 2008 among the Company and the Purchasers, are deleted.

(e) Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of its Affiliates is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, except for the filing by the Company of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, stockholder approval, the notice by the Company to NCM regarding listing of additional shares, and applicable Blue Sky filings. The Transaction Documents and the Company’s performance of its obligations thereunder have been approved unanimously by the Company’s directors.

(f) No Violation or Conflict.  Except as set forth on Schedule 3(f) or in the Other Written Information, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the certificate of incorporation, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Subsidiaries or over the properties or assets of the Company or any of its Subsidiaries, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or to which any of the properties of the Company or any of its Subsidiaries is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Subsidiaries is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect on the Company; or

(ii) result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Subsidiaries; or

(iii) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company.

(g) The Securities.  The Securities upon issuance:

(i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii) have been, or will be, duly and validly authorized and on the date of conversion of the Series A-2 Stock and issuance of the Common Shares upon conversion therefor will be duly and validly issued, fully paid and nonassessable;

(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv) will not subject the holders thereof to personal liability by reason of being such holders; and

(v) will have been issued in reliance upon an exemption from the registration requirements of and will not result in a violation of Section 5 under the 1933 Act, provided that the representations and warranties of the Purchasers hereunder shall remain true on the date of issuance of the Securities.

(h) Reporting Company.   The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and has a class of common stock registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(i) Information Concerning Company.  The Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the latest financial statements included in the Reports, and except as modified in the Other Written Information or in the Schedules hereto, there has been no material adverse change in the Company’s business, financial condition or affairs not disclosed in the Reports (it being understood that by signing this Agreement, the Purchasers shall be deemed to have agreed in writing to receiving such Other Written Information and Schedules). The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

(j) No Market Manipulation.  The Company will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(k) Listing.  As of the date of this Agreement, the Company’s common stock is listed on the Nasdaq Capital Market under the symbol IRSN.

(l) Stop Transfer.  The Securities, when issued, will be restricted securities. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required in order to facilitate compliance with applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Purchaser.

(m) Not an Integrated Offering.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or the rules and regulations of the NCM which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. Nor will the Company or any of its Affiliates take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. The Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities, which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(n) No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o) Dilution.  The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The board of directors of the Company has unanimously concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Common Shares upon conversion of the Series A-2 Stock is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

(p) No Disputes with Accountants.  There are no disputes of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants.

(q) Subsidiary Representations.  The Company makes each of the representations contained in Sections 3(a), (b), (c), (d), (e), (f) and (p) of this Agreement, as same may relate to each Subsidiary of the Company, with the same qualifications to each such representation.

(r) DTC Status/Transfer Agent.  The Company’s transfer agent is eligible to participate in and the Common Stock is eligible for transfer through DWAC pursuant to the Depository Trust Company Automated Securities Transfer Programs, subject to any restrictions imposed by securities laws. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent are set forth on Schedule 3(r) hereto.

(s) Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Purchasers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date.

(t) Bankruptcy.   The Company has no plan to file for protection under any federal or state bankruptcy or debtor protection law or regulation.

(u) Survival.  The foregoing representations and warranties shall survive the Closing Date.

4. Regulation D Offering/Legal Opinion.  The offer and issuance of the Securities to the Purchasers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 3(a)(9), Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. Provided that the representations and warranties of the Purchasers contained herein are true and accurate on the Closing Date and that no facts have changed since the date of this Agreement, the Company will provide on the Closing Date an opinion reasonably acceptable to such Purchasers from the Company’s legal counsel in the form annexed hereto as Exhibit B opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by the Purchasers. The Company will provide, at the Company’s expense, such other legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Series A-2 Stock pursuant to an effective registration statement, Rule 144, as amended, under the 1933 Act (“Rule 144”) or an exemption from registration.

5. Covenants of the Company.  The Company covenants and agrees with the Purchasers as follows:

(a) Stop Orders.  The Company will advise the Purchasers, within twenty-four hours after the Company receives notice of issuance by the Commission, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”)) or any other trading or listing market, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any Securities, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b) Market Regulations.  The Company shall notify the Commission, Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers and promptly provide copies thereof to Purchasers.

(c) Reservation.  Prior to the Closing Date, the Company will reserve from its authorized but unissued Common Stock, on behalf of the Purchasers, 150% of the amount of Common Stock required to allow conversion of all of the Series A-2 Stock issued pursuant to this Agreement at the conversion price in effect on the Closing Date (“Required Reservation”). Failure to have reserved the Required Reservation on or prior to the Closing Date (or such later date as may be approved with the consent of the holders of Series A-2 Stock) shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Certificate of Designations.

(d) Confidentiality/Public Announcement.  From the date of this Agreement and until the sooner of (i) three (3) years after the Closing Date, or (ii) until all the Common Shares have been resold or transferred by all the Purchasers pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company agrees that except in connection with a Form 8-K, Form 10-K, Form 10-Q, Form D, Principal Market notices, Proxy or the Registration Statement, it will not disclose publicly or privately the identity of the Purchasers unless expressly agreed to in writing by a Purchaser (which approval will not be unreasonably withheld or delayed) or only to the extent required by law and then only upon five days prior notice to Purchaser. Notwithstanding the foregoing, the Company and Purchasers agree that a copy of this Agreement may be required to be filed with the Commission. In any event and subject to the foregoing, the Company undertakes to file a Form 8-K or make a public announcement describing the Offering not later than the fourth business day after the date this Agreement is fully executed. In the Form 8-K or public announcement, the Company will specifically disclose the amount of Common Stock outstanding immediately after the Closing.

(e) Non-Public Information.  The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Purchaser with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have agreed in writing to receive such information or has designated an agent of Purchaser to receive such information on its behalf. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(f) Offering Restrictions.  Until the expiration of the “Exclusion Period,” which shall be until the earlier of (i) 180 days following the Closing Date or (ii) the date on which the Company repays its debt obligations to the Purchasers, except for the Excepted Issuances (as defined in the Certificate of Designations) and any debt or equity offering with net proceeds to the Company of at least $2,000,000, the Company will not enter into an agreement to nor issue any equity, convertible debt or other securities convertible into Common Stock or equity of the Company nor modify any of the foregoing which may be outstanding at anytime, without the prior written consent of the Purchasers, which consent may be withheld for any reason. For so long as the Series A-2 Stock remains outstanding, except for the Excepted Issuances (as defined in the Certificate of Designations) and any debt or equity offering with net proceeds to the Company of at least $2,000,000, the Company will not enter into any equity line of credit or similar bank financing agreement, nor issue nor agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights, except with the consent of the Purchasers. The restriction described in the previous sentence shall only apply for 365 calendar days following the date hereof.

(g) Delivery of Unlegended Shares.  Within three (3) business days (such third business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that Common Shares held by a Purchaser have been sold pursuant to Rule 144, (ii) a representation that the requirements of Rule 144 have been satisfied, and (iii) the original share certificates representing the Common Shares that have been sold, and (iv) customary representation letters of the Purchaser and/or Purchaser’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Purchaser) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 2(e) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Common Shares certificate, if any, to the Purchaser at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date. In lieu of delivering physical certificates representing the Unlegended Shares, if the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Purchaser, so long as the certificates therefor do not bear a legend and such Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Purchaser’s prime broker with DTC through its Deposit Withdrawal Agent Commission system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

6. Broker.

The Company on the one hand, and each Purchaser (for himself only) on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions. The Company and each Purchaser represents that there are no parties entitled to receive fees, commissions, or similar payments in connection with the sale of the Series A-2 Stock to the Purchasers.

7. Covenants of the Company and Purchaser Regarding Indemnification.

(a) The Company agrees to indemnify, hold harmless, reimburse and defend the Purchasers, the Purchasers’ officers, directors, agents, Affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any warranty by Company in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Purchaser relating hereto; or (iii) any claim filed by Timothy Looney, TWL Group, LP or their Affiliates in a court of law directly related to this Agreement.

(b) In no event shall the liability of any Purchaser or permitted successor hereunder or under any other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Purchaser upon the sale of the Common Shares.

(c) The Purchaser’s indemnification rights and rights of enforcement and the right to receive indemnification related payments will continue to be due and exercisable pursuant to the terms of the documents giving rise to such rights.

8. Miscellaneous.

(a) Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, CA 92650, Attn: Chief Financial Officer, facsimile: (714) 444-8773, with a copy by facsimile only to: Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA 92618, Attn: Ellen S. Bancroft, Esq., facsimile: (949) 271-5318, and (ii) if to the Purchasers, to: the one or more addresses and facsimile numbers indicated on the signature pages hereto, with an additional copy by facsimile only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

(b) Entire Agreement; Assignment; Waiver.   This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor the Purchasers have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned or waived without prior notice to and the written consent of the Purchasers.

(c) Counterparts/Execution.   This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d) Law Governing this Agreement.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(e) Specific Enforcement, Consent to Jurisdiction.   The Company and each Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 8(d) hereof, each of the Company, the Purchasers and any signatory hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f) Independent Nature of Purchasers.   The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase Securities has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Purchasers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(g) Consent.   As used in the Agreement, “consent of the Purchasers” or similar language means the consent of holders of not less than 80% of the Series A-2 Stock then outstanding.

(h) Equal Treatment.   No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the parties to the Transaction Documents.

(i) No Waiver.   Nothing in the Transaction Documents shall be deemed a waiver, extension or modification by Purchasers of any of their rights under any other agreement between or among them and the Company. Nothing in the Transaction Documents shall be deemed extension of any time period, waiver or forebearance of any obligation of the Company in any such other agreement. All such other agreements remain in full force and effect. Without limiting the foregoing, the Purchasers are specifically not waiving any anti-dilution, ratchet or similar rights in connection with the Company.

(j) Expenses.   The Company shall pay Purchasers’ legal expenses in connection with this Agreement and the release of Purchasers’ security interest in certain assets of the Company in the amount of $25,000.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (A)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

IRVINE SENSORS CORPORATION,
a Delaware corporation

By:
Name: John J. Stuart

Title:	Senior Vice President and
Chief Financial Officer

Dated:             , 2009

	No. of Shares	Debt Exchanged
of Series A-2
	Stock	Total Purchase
Purchaser	Purchased	Price	Principal	Interest
LONGVIEW FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301
By:
(Signature)
Print Name:

Title:

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (B)

Please acknowledge your acceptance of the foregoing Stock Purchase Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

IRVINE SENSORS CORPORATION
a Delaware corporation

By:
Name: John J. Stuart

Title:	Senior Vice President and
Chief Financial Officer

Dated:               , 2009

	No. of Shares	Debt Exchanged
of Series A-2
	Stock	Total Purchase
Purchaser	Purchased	Price	Principal	Interest
ALPHA CAPITAL ANSTALT		$
Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196

By:
(Signature)
Print Name:

Title:

Appendix D

IRVINE SENSORS CORPORATION

CERTIFICATE OF DESIGNATIONS
OF RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS

SERIES A-2 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, being the President and Chief Executive Officer of Irvine Sensors Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law,

DOES HEREBY CERTIFY THAT:

FIRST:  Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors, in accordance with the Delaware General Corporation Law, Section 151(g), duly adopted the following resolution establishing a series of 40,000 shares of the Corporation’s Preferred Stock, to be designated as its Series A-2 10% Cumulative Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series A-2 10% Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES A-2 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

1. Designation: Number of Shares.  The shares of such series of Preferred Stock shall be designated as “Series A-2 10% Cumulative Convertible Preferred Stock” (the “Series A-2 Preferred Stock”). The number of shares of Series A-2 Preferred Stock shall be 40,000. Each share of Series A-2 Preferred Stock shall have a stated value equal to $40.00,as adjusted for any stock dividends, combinations or splits with respect to such shares (the “Stated Value”), and $0.01 par value. The Corporation will not issue more than 40,000 shares of Series A-2 Preferred Stock (“Original Issue”) and such additional shares of Series A-2 Preferred Stock as may be issued in connection with the Original Issue.

2. Dividends.

(a) The holders of outstanding shares of Series A-2 Preferred Stock shall be entitled to receive preferential dividends at the rate of 10% per share per annum on the Stated Value per share of Series A-2 Preferred Stock out of any funds of the Corporation legally available for such purpose, pari passu with the Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”). Such dividends shall compound monthly and be fully cumulative, and shall accumulate from the date of original issuance of the Series A-2 Preferred Stock, and shall be payable annually in arrears in cash, with the first dividend payment date to be December 30, 2010 and on December 30 of each calendar year thereafter (provided that is such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday). Any dividend payment date may be extended pursuant to the agreement of the holders of 80% of the then outstanding Series A-2 Preferred Stock. Upon the occurrence of an Event of Default (as defined in Paragraph 7 below) and while such Event of Default is outstanding, such dividend rate shall be increased to 20% per annum on the Stated Value per share. Dividends must be delivered to the holders not later than five business days after each specified dividend payment date. At the holder’s option, such dividend payments may be made in additional shares of Series A-2 Preferred Stock valued at the Stated Value thereof. The issuance of such shares of Series A-2 Preferred Stock shall constitute full payment of such dividends.

(b) The dividends on the Series A-2 Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A-2 Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A-2 Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A-2 Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A-2 Preferred Stock (including the Series A-1 Stock, the “Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

3. Liquidation and Optional Redemption Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A-2 Preferred Stock shall be entitled to receive, pari passu with the Series A-1 Stock but before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A-2 Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A-2 Preferred Stock and the holders of Parity Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock may receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A-2 Preferred Stock and the holders of Parity Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A-2 Preferred Stock and the holders of Parity Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A-2 Preferred Stock and the holders of Parity Stock, to the exclusion of the holders of shares of Junior Stock.

(b) The purchase or the redemption by the Corporation of shares of any class of stock (other than the Series A-2 Preferred Stock and Parity Stock), the merger or consolidation of the Corporation with or into any other corporation, corporations or other entity or the sale or transfer by the Corporation of all or substantially all of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 3 except in the event that in such transaction, the holders of Series A-2 Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A-2 Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter. This provision may be waived in writing by holders of 80% of the then outstanding Series A-2 Preferred Stock.

(c) The Series A-2 Preferred Stock shall not be redeemable at the election of the holders of the Series A-2 Preferred Stock. Provided an Event of Default has not occurred and is not then continuing, the Corporation will have the option of redeeming the Obligation Amount (defined below) (“Optional Redemption”), in whole or in part, by paying to the holder a sum of money in cash equal to the Obligation Amount to be redeemed (the “Redemption Amount”). The Corporation’s election to exercise its right to redeem must be by notice in writing (“Notice of Redemption”) and made proportionately to all holders of Series A-2 Preferred Stock. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not less than thirty (30) business days after receipt of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Obligation Amount for which the holder has a pending election to convert pursuant to Section 4 hereof, or for conversions initiated or made by the holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the holder has exercised its rights pursuant to Section 4, shall be paid in cash to the holder. In the event the Corporation fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be enforceable or null and void at the holder’s option, (ii) the Corporation will have no further right to deliver a Notice of Redemption, and (iii) the Corporation’s failure may be deemed by the holder to be an Event of Default, that may only be waived by the holders of at least 80% of the then outstanding Series A-2 Preferred Stock.

4. Conversion into Common Stock.  Holders of shares of Series A-2 Preferred Stock shall have the following conversion rights and obligations:

(a) Each holder of shares of Series A-2 Preferred Stock shall have the right at any time commencing after the issuance to the holder of Series A-2 Preferred Stock, to convert such shares, and at the election of the holder, all accrued and unpaid dividends on such shares (collectively, the “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the then effective Conversion Price provided in Section 4(b) below (the “Conversion Price”).

(b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Stated Value per share being converted, and (B) at the holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall initially be $0.40, and shall be subject to adjustment as described herein.

(c) Holder will give notice of its decision to exercise its right to convert the Series A-2 Preferred Stock or part thereof by faxing an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Certificate of Designation) to the Corporation via confirmed facsimile transmission or otherwise pursuant to Section 10(a) of the Subscription Agreement entered into in connection with the initial issuance of the Series A-2 Preferred Stock (the “Subscription Agreement”). The holder will not be required to surrender the Series A-2 Preferred Stock certificate until the Series A-2 Preferred Stock has been fully converted. Each date on which a Notice of Conversion is faxed to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or will cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A-2 Preferred Stock to the holder via express courier for receipt by such holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been duly made by the holder. A Series A-2 Preferred Stock certificate representing the balance of the Series A-2 Preferred Stock not so converted will be provided by the Corporation to the holder if requested by holder, provided that the holder has delivered the original Series A-2 Preferred Stock certificate to the Corporation. To the extent that a holder elects not to surrender Series A-2 Preferred Stock for reissuance upon partial payment or conversion, the holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim resulting from the failure to so deliver such certificateholder.

In the case of the exercise of the conversion rights set forth in Section 4(a), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A-2 Preferred Stock so converted.

Upon the conversion of any shares of Series A-2 Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A-2 Preferred Stock, and payment of dividends on Series A-2 Preferred Stock to issue a fraction of a share of its Series A-2 Preferred Stock or Common Stock and shall instead deliver a stock certificate rounded down to the nearest whole number. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the conversion date and (b) such fraction of a share. The “Closing Price” for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the last reported sale price on the day immediately prior thereto, or, on the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

The Corporation and holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the holder having a beneficial ownership of Common Stock which would be in excess of either (A) the authorized shares of the Corporation’s Common Stock then available for issuance; or (B) the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Corporation. The holder may allocate which of the equity of the Corporation deemed beneficially owned by the holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Corporation to increase such percentage to up to 9.99%.

(d) The Conversion Price determined pursuant to Section 4(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A-2 Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the holders of Series A-2 Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A-2 Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this Section 4(d)(i) shall become effective immediately after the effective date of the event. Notwithstanding anything in this Section 4 to the contrary, no change in the Conversion Price shall be made until the cumulative effect of the adjustments called for by this Section 4 since the date of the last change in the Conversion Price would change the Conversion Price by at least $0.01. However, once the cumulative effect would result in such a change, then the Conversion Price shall be changed to reflect all adjustments called for by this Section 4 and not previously made.

(ii) Other than in connection with the Excepted Issuances (as defined below), if at any time after the date of the Subscription Agreement until the Series A-2 Preferred Stock is no longer outstanding, the Corporation shall agree to issue or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the consent of holders of at least 80% of the then outstanding Series A-2 Preferred Stock, then the Conversion Price shall automatically be reduced to such other lower price. For purposes of the issuance and adjustment described in this section, except for Excepted Issuances, the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the adjustments described above upon the sooner of the agreement to issue or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. For purposes of this Certificate of Designations, “Excepted Issuances” shall mean any sale or proposed sale by the Corporation of its Common Stock or other securities or debt obligations in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity provided such issuances are not for the purpose of raising capital, (ii) the Corporation’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Corporation’s issuance of Common Stock or the issuances or grants of options or other awards to purchase Common Stock, restricted stock, or stock appreciation rights, pursuant to stock option plans, stock incentive plans and employee stock purchase plans disclosed in filings with the Securities and Exchange Commission prior to date of the Subscription Agreement, or pursuant to any future stockholder approved amendments or restatements of any of the foregoing, at prices equal to or higher than the fair market value of the Common Stock on the issue or grant date of any of the foregoing, (iv) the Corporation’s issuance of Common Stock or similar rights pursuant to the Corporation’s Non-Qualified Deferred Compensation Plan or the Corporation’s Cash or Deferred & Stock Bonus Plan; (v) the Corporation’s issuance of Common Stock upon exercise of outstanding warrants, conversion of outstanding convertible notes, conversion of outstanding Series A-1 Preferred Stock, conversion of outstanding Series A-2 Preferred Stock, or pursuant to the terms of outstanding promissory notes or other obligations to issue shares of Common Stock listed in Schedule 3(d) to the Subscription Agreement; (vi) underwritten public offerings; (vii) issuances of securities to J.P. Turner LLC and its Affiliates as compensation in connection with debt or equity private placements; or (viii) such other offerings with the consent of the holders of at least 80% of then outstanding shares of the Series A-2 Preferred Stock.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A-2 Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that holders of Series A-2 Preferred Stock shall thereafter have the right to convert each share of Series A-2 Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series A-2 Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-Section (d) of this Section 4. The foregoing provisions of this Section 4(e) shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A-2 Preferred Stock shall thereafter have the right to convert each share of the Series A-2 Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A-2 Preferred Stock is required to be adjusted as provided in this Section 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A-2 Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series A-2 Preferred Stock notice of such adjusted conversion price not later than the fifth business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

(ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice (which date may be shortened by the approval of the holders of at least 80% of the then outstanding Series A-2 Preferred Stock) of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series A-2 Preferred Stock and for the Common Stock and to the holders of record of the Series A-2 Preferred Stock.

(h) So long as any shares of Series A-2 Preferred Stock or any Obligation Amount shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this Section 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares of Common Stock that would be necessary to allow the conversion of all of the then outstanding shares of Series A-2 Preferred Stock and Obligation Amount into Common Stock.

(i) The term “Common Stock” as used in this Certificate of Designation shall mean the $0.01 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of Series A-2 Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 4.

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A-2 Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A-2 Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k) In the event a holder shall elect to convert any shares of Series A-2 Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A-2 Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(l) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) within five (5) business days after written notice from the holder, the amount by which (A) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A-2 Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series A-2 Preferred Stock, the Corporation shall be required to pay the holder $1,000, plus interest. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In.

(m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Preferred Stock in the form required pursuant to this Certificate and the Subscription Agreement after the Delivery

Date could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the holder for such late issuance of Common Stock upon Conversion of the Series A-2 Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common Stock which is not timely delivered; provided however, that the maximum aggregate amount of liquidated damages payable for all such delays shall not exceed 15% of the aggregate Stated Value for the Series A-2 Preferred Stock issued to such holder. The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

(n) Each share of Series A-2 Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable Conversion Price, upon the receipt by the Corporation of a written consent or vote of the holders of at least 80% of then outstanding shares of the Series A-2 Preferred Stock, that all of the Series A-2 Preferred Stock be so converted. and such shares may not be reissued by the Corporation. The time of such conversion shall be specified in such vote or written consent and is referred to herein as the “Mandatory Conversion Time”). In the event of a Mandatory Conversion, all holders of record of shares of Series A-2 Preferred Stock shall be sent written notice of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-2 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series A-2 Preferred Stock converted pursuant to Section 4(k), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(k). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-2 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A-2 Preferred Stock converted. Such converted Series A-2 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-2 Preferred Stock accordingly.

5. Voting Rights.  The holders of shares of Series A-2 Preferred Stock shall not have voting rights except as described in Section 6 hereof.

6. Restrictions and Limitations.  Without the approval by the holders of at least 80% of the then outstanding Series A-2 Preferred Stock, the Corporation shall not take any of the following actions:

(a) Amendments to Charter.  The Corporation shall not amend its certificate of incorporation if such amendment would:

(i) change the relative seniority rights of the holders of Series A-2 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A-2 Preferred Stock;

(ii) reduce the amount payable to the holders of Series A-2 Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A-2 Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A-2 Preferred Stock;

(iii) cancel or modify the conversion rights of the holders of Series A-2 Preferred Stock provided for in Section 4 herein;

(iv) cancel or modify the rights of the holders of the Series A-2 Preferred Stock provided for in this Section 6; or

(v) amend this Certificate of Designations in a manner which would impair the rights of the holders of the Series A-2 Preferred Stock.

(b) Additional Issuances.  The Corporation may not:

(i) issue any additional shares of Series A-2 Preferred Stock (other than for accrued dividends on the Series A-2 Preferred Stock); or

(ii) issue any securities (other than Excepted Issuances as defined in Section 4(d)(ii) hereof) at a price per share that would trigger a ratchet adjustment to the Conversion Price where either (A) the Corporation has insufficient authorized capital to permit the conversion in full of such Series A-2 Preferred Stock after giving effect to such full ratchet adjustment, or (B) if such full ratchet adjustment requires stockholder approval, which approval has not been obtained.

7. Event of Default.

(a) Unless waived in writing by holders of 80% of the then outstanding Series A-2 Preferred Stock, the occurrence of any of the following events of default (“Event of Default”) shall, after the applicable period to cure the Event of Default, cause the dividend rate of 10% described in Section 2 hereof to become 20% from and during the occurrence of such event:

(i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to the holder from the Corporation and such failure continues for a period of seven (7) days after written notice to the Corporation from the holder.

(ii) The Corporation breaches any material covenant, term or condition of the Subscription Agreement or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Corporation from the holder.

(iii) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.

(iv) The Corporation or any of its subsidiaries shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(v) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation, a subsidiary of the Corporation, or their property or other assets for more than $1,000,000, and is not vacated, satisfied, bonded or stayed within 45 days.

(vi) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Corporation or if instituted against the Corporation or any of its subsidiaries, is not dismissed within 45 days. (vii) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the Financial Industry Regulatory Authority preventing purchase and sale transactions in the Corporation’s Common Stock for a period of five or more consecutive trading days.

(viii) The Corporation’s failure to timely deliver to a holder Common Stock or a replacement Series A-2 Preferred Stock certificate (if required) within fifteen (15) business days of the required delivery date.

(ix) The failure of the Corporation’s Common Stock to be quoted on the OTC Bulletin Board if it cannot maintain a listing on the NASDAQ Capital Market or another market, exchange or quotation system at least as good as the OTC Bulletin Board.

(x) The Corporation fails to reserve the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof.

(xi) A default after the date of this Certificate by the Corporation of a material term, covenant, warranty or undertaking in, or the occurrence after the date of this Certificate of a material event of default under any, loan, security, subscription or other agreement between the Corporation and a holder of the Series A-2 Preferred Stock, in each case, which is not waived or cured after any required notice and/or cure period, or if no such period is provided, within 15 days after the sooner of written notice from the holder or the Corporation’s discovery of such default, which default has not been waived.

8. Status of Converted or Redeemed Stock.  In case any shares of Series A-2 Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A-2 Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this   day of          , 2009.

IRVINE SENSORS CORPORATION

By:
John Carson, President and Chief Executive Officer
Address:

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered holder in Order to Convert the Series A-2 10% Cumulative Convertible Preferred Stock
of Irvine Sensors Corporation.)

The undersigned hereby irrevocably elects to convert $           of the Stated Value of the above Series A-2 10% Cumulative Convertible Preferred Stock into shares of Common Stock of Irvine Sensors Corporation (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐	A Series A-2 Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐	A Series A-2 Convertible Preferred Stock certificate is not being delivered to Irvine Sensors Corporation

Name of Stockholder:

By:

Print Name and Title of Signatory:

Address of Stockholder:

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

Please mark your votes as indicated in this example ☒

01 John C. Carson
02 Marc Dumont
03 Jack Johnson
04 Thomas M. Kelly
05 Frank Ragano
06 Robert G. Richards

*Exceptions ______________________________

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ____________________ Signature ____________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

IRVINE SENSORS CORPORATION

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

www.irvine-sensors.com

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Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.
P ALL FOR ALL FOR AGAINST ABSTAIN
1. To elect the six directors named below to serve on the 2. To approve an amendment and restatement of the Irvine Sensors Corporation Company’s Board of Directors until the next annual 2006 Omnibus Incentive Plan to increase the number of shares of Common meeting of stockholders or until their successors are Stock reserved for issuance thereunder by 500,000 shares, which share reservation shall automatically increase at the beginning of each fiscal year duly elected and qualified. by the lesser of 1,250,000 shares and 5% of the outstanding Common Stock,
01 John C. Carson 04 Thomas M. Kelly and to make certain other technical changes. 02 Marc Dumont 05 Frank Ragano
3. To approve the issuance of up to 1,200,000 shares of our Common Stock in
03 Jack Johnson 06 Robert G. Richards exchange for certain of our 12% secured promissory notes.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
4. To approve and ratify the creation of a new Series A-2 10% Cumulative
“Exceptions” box above and write that nominee’s name in the space provided below.)
Convertible Preferred Stock (“Series A-2 Stock”) and the authority to issue *Exceptions up to 40,000 shares of such Series A-2 Stock, and up to 4,000,000 shares of Common Stock issuable upon conversion of such Series A-2 Stock and additional shares of Common Stock exceeding 4,000,000 shares to allow for full-ratchet anti-dilution adjustment.
5. To approve the issuance of up to $30,000,0000 worth of shares of our Common Stock and/or securities convertible into or exercisable for Common Stock, not to exceed 10,000,000 shares, in one or more related private placement transactions occurring on or prior the date six months after our 2009 Annual Meeting, which shares would be issued at a maximum discount to the then fair market value of 35%.
Mark Here for Address
Change or Comments 6. To transact such other business as may properly come before SEE REVERSE the Annual Meeting or any adjournments or postponement(s) thereof.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ **FOLD AND DETACH HERE** ▲

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IRVINE SENSORS CORPORATION 2009 ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 17, 2009, and the Annual Report on Form 10-K for the fiscal year ended September 28, 2008, and hereby appoints Robert G. Richards and John C. Carson, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on March 31, 2009 at 1:00 P.M., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, and at any adjournment or adjournments thereof, and to vote all shares of equity securities to which the undersigned would be entitled, if then and there personally present, on the matters set forth below: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 THROUGH 5 (AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550